As filed with the Securities and Exchange Commission on May 8, 2018

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-1 REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

____________________________________________________

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

HEALTH-RIGHT DISCOVERIES, INC.

(Exact name of registrant as specified in its charter)

Nevada	2834	45-3588650
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

18851 NE 29th Avenue, Suite 700

Aventura, Florida 33180

(305) 705-3247

(Address, including zip code, and telephone number,

including area code, of registrant’s principal executive officer)

David Hopkins

President and Chief Executive Officer

18851 NE 29th Avenue, Suite 700

Aventura, Florida 33180

(305) 705-3247

(Name, address, including zip code, and telephone number,

including area code, of agent for service)

Copies to:

Dale S. Bergman, Esq.

Gutiérrez Bergman Boulris, PLLC

901 Ponce De Leon Blvd., Suite 303

Coral Gables, Florida 33134

(305) 358-5100

Approximate date of commencement of proposed sale to the public:  From time to time after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☒ Emerging growth company ☒

CALCULATION OF REGISTRATION FEE

Title of each class of Securities to be Registered	Amount to be Registered		Proposed Maximum Offering Price Per Share (4)(5)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee

Common stock, par value $0.001 per share	3,584,279	(1)	$0.50	$1,792,170	$223.13

Common stock, par value $0.001 per share	11,363,637	(2)	$0.50	$5,681,819	$707.39

Common stock, par value $0.001 per share	5,309,152	(3)	$0.50	$2,654,576	$330.49	(6)

Total	20,257,068			$10,128,565	$1,261.01

(1)	Represents shares of common stock issued to a single institutional investor in a financing transaction consummated in September 2017, as described “Prospectus Summary -Historical Overview” in the prospectus comprising a portion of this registration statement, which shares are being registered for resale by the holder thereof in this registration statement.

(2)	Represents shares of common stock issuable upon conversion of a senior secured convertible note issued to a single institutional investor in a financing transaction consummated in September 2017, as described “Prospectus Summary -Historical Overview” in the prospectus comprising a portion of this registration statement, which shares are being registered for resale by the holder thereof in this registration statement. The registrant is also registering hereunder an indeterminate number of shares that may be issued upon conversion of the senior secured convertible promissory note and resold as a result of stock splits, stock dividends and similar transactions.

(3)	Represents issued shares of common stock previously registered for resale by certain of our shareholders on the registrant’s Registration Statement on Form S-1 (File No. 333-206839) to which this Registration Statement constitutes Post-Effective Amendment No. 1.

(4)	The offering price has been estimated solely for the purpose of computing the amount of the registration fee in accordance with Rule 457. The proposed maximum offering price is based on the initial price at which the selling shareholders will offer the shares for sale.

(5)	The selling shareholders will offer their shares for resale at a price of $0.50 per share until the Company’s shares are listed for quotation on the OTCQX or the OTCQB tiers of the over-the-counter market operated by OTC Markets Group, Inc., or are listed on any other national securities exchange and, assuming we secure such listing, thereafter at prevailing market prices or privately negotiated prices.

(6)	A fee of $305.55 was paid in connection herewith.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed.  We may not sell these securities nor may offers to buy these securities be accepted until the registration statement filed with the Securities and Exchange Commission becomes effective.  This preliminary prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED MAY 8, 2018

PROSPECTUS

HEALTH-RIGHT DISCOVERIES, INC.

20,257,068 Shares of Common Stock

The selling shareholders named in this prospectus are offering up to 20,257,068 shares of common stock through this prospectus consisting of (a) 8,893,431 shares held by the selling shareholders named in this prospectus; and (b) 11,363,637 shares issuable upon conversion of a $5,000,000 principal amount senior secured convertible promissory note issued to a single holder in a financing transaction consummated in September 2017.  We will not receive any proceeds from this offering and have not made any arrangements for the sale of these shares.

Our common stock is presently not traded on any market or securities exchange.  Given the foregoing, the selling shareholders will offer their shares at $0.50 per share until the shares are listed for quotation on the OTCQX or the OTCQB tiers of the over-the-counter market operated by OTC Markets Group, Inc. (“OTC Markets Group”) or listed on any other national securities exchange.  We have applied to FINRA for a trading symbol and as soon as practicable after receipt thereof, we anticipate applying for quotation of our common stock on the OTCQX or the OTCQB tiers of the over-the-counter market operated by OTC Markets Group. We may not secure this listing and even if we do an active public market for our common stock may never materialize.  If we secure this listing or a listing on any other national securities exchange, the sale price to the public of the shares registered hereunder will be at prevailing market prices or privately negotiated prices.

The Company is an emerging growth company under the Jumpstart Our Business Startups Act of 2012 (the “Jobs Act”) and as such, may elect to comply with certain reduced public company reporting requirements for future filings.

The purchase of the shares of common stock offered through this prospectus involves a high degree of risk.  See the section of this prospectus entitled “Risk Factors” beginning at page _.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus.  Any representation to the contrary is a criminal offense.

The prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

The date of this prospectus is ____________, 2018

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission (the “SEC”) using the SEC’s registration rules for a delayed or continuous offering and sale of securities.  Under the registration rules, using this prospectus and, if required, one or more prospectus supplements, the selling shareholders named herein may distribute the shares of common stock covered by this prospectus.  This prospectus also covers any shares of common stock that may become issuable as a result of stock splits, stock dividends or similar transactions.  A prospectus supplement may add, update or change information contained in this prospectus.

You should rely only on the information contained in this prospectus. We have not authorized any dealer, salesperson or other person to provide you with information concerning us, except for the information contained in this prospectus. The information contained in this prospectus is complete and accurate only as of the date on the front cover page of this prospectus, regardless when the time of delivery of this prospectus or the sale of any common stock. This prospectus is not an offer to sell, nor is it a solicitation of an offer to buy, our common stock in any jurisdiction in which the offer or sale is not permitted.

PROSPECTUS SUMMARY

This summary provides an overview of all material information contained in this prospectus.  It does not contain all the information you should consider before making a decision to purchase the shares our selling shareholders are offering.  You should very carefully and thoroughly read the more detailed information in this prospectus and review our financial statements and all other information that is incorporated by reference in this prospectus.

Unless the context otherwise requires, references in this prospectus to “HRD,” “Health-Right,” “the Company,” “we,” “our” and “us” refers to Health-Right Discoveries, Inc. and its subsidiaries, Common Compounds, Inc., an Arkansas corporation (“CCI”) and EZpharmaRx, LLC, an Arkansas limited liability company (“EZRX”).

Business Overview

HRD, through its subsidiaries, CCI and EZRX, along with a licensed pharmaceutical wholesaler, offer and provide their respective services to physician practices that desire to prescribe and dispense certain pharmaceutical products and medications in the practice’s office to patients receiving treatment for work-related injuries (“In-Office Dispensing Services”).

CCI offers and provides administrative services and billing services to physician practices (each a “Practice” and collectively referred to herein as the “Practices”) desiring to make certain over-the-counter (“OTC”) products and prescription medication available to patients in the physician practice’s office. Each participating Practice is responsible for obtaining and maintaining any necessary and appropriate licenses, permits, or other documentation required to order, receive, store, and dispense OTC Products or Oral Medications in the Practice’s office in accordance with applicable federal and state law. Such services include, but are not limited to, assisting Practices with insurance claim processing, prior authorization, billing and collections, and recordkeeping. CCI offers its services to Practices participating in the OTC Program and the Full-Formulary Program (described in “Business” below and collectively referred to herein as the “Programs”). CCI also provides billing and collection services on behalf of EZRX in connection with EZRX’s sales and distribution of OTC Products to Practices participating in the OTC Program.

EZRX offers OTC pharmaceutical products, including non-narcotic topical medications, patches, and creams (collectively, “OTC Products”), to Practices that desire to make such products available to patients in the Practice’s office through participation in the OTC Program. EZRX is not a compounding pharmacy, and neither CCI nor EZRX is involved in creating topicals with compounding pharmacies.

Practices participating in the Full-Formulary Program may order and obtain certain oral prescription medications (collectively, “Oral Medications”) directly from a licensed pharmaceutical wholesaler that oversees and manages the sale and distribution of Oral Medications in connection with the Full-Formulary Program.

The Company’s growth strategy is to expand the current business conducted by CCI and EZRX both in existing markets it serves, as well as well as by entering new markets in states where the provision of in-house dispensing services by Practices is permitted by law.

Historical Backgound

Health-Right was founded as a natural biotech company that seeks to combine science and nutrition to develop branded ingredients, formulations and products that seek to provide a better quality of life for consumers who primarily suffer from stress-induced viruses and diseases. The Company developed a formulation platform by utilizing and scientifically combining various natural ingredients to help positively influence the interrelationship between stress and the immune system. The Company initially applied the formulation platform to Advanced H-Plex Defense Formula 11, its first product (“H-Plex Defense”), an all-natural dietary supplement whose formulation sought to address less than optimal nutrition and nutritional deficiencies to aid persons afflicted with Herpes Simplex Virus 1. Despite test marketing H-Plex Defense through the end of 2014 and positive customer feedback, HRD has been unable to raise sufficient capital to complete development of and commercialize H-Plex Defense.

Accordingly, during 2016, the Company shifted its focus to identifying and exploring various opportunities for growth and revenue generation through the acquisition of other products, technologies or companies in the natural biotech, healthcare, nutraceutical and related fields.

On September 29, 2017, pursuant to a Securities Purchase Agreement dated August 17, 2017, the Company acquired all the outstanding shares of CCI and limited liability company membership interests of EZRX from their sole owner. The combined business conducted by CCI and EZRX offers physicians and medical clinics an ancillary program to treat their patients with topical prescription medicine to manage pain. The program is designed for patients with work related injuries managed under worker compensation claims. The program both delivers the topical medicine to the care provider for sale to the patient, as well as providing the care provider with insurance claim processing services on behalf of the patient. Neither CCI nor EZRX is a compounding pharmacy and neither entity is involved in creating topicals with compounding pharmacies.

The purchase price for the Acquisition (the “Purchase Price”) consisted of (a) $6,100,000 in cash (the “Cash Purchase Price”); and (b) 1,751,580 “restricted” shares of HRD’s common stock (the “Acquisition Shares”). The Purchase Price was paid at Closing by (a) payment by the Company to the seller of $3,600,000 of the Cash Purchase Price; (b) issuance by the Company to the seller of the Acquisition Shares; and (c) execution and delivery to the seller of a convertible promissory note for the $2,500,000 balance of the Cash Purchase Price (the “CCI Note”).

The CCI Note, which does not bear interest, is payable in five equal annual installments of $500,000 on the first, second, third, fourth and fifth anniversaries of the Closing (each a “Due Date”), which installments will be reduced to $377,400 each (with a corresponding reduction in the Cash Purchase Price), if the business fails to meet certain agreed upon financial targets for the years ending December 31, 2017 and 2018. Upon each Due Date, the seller, at his sole option, may elect to convert the annual installment then due under the Note, into shares of Health-Right’s common stock (the “HRD Shares”) at a conversion price equal to 50% of “fair market value,” which is defined as the average closing price for the HRD Shares on the principal market on which they are traded during the thirty (30) trading days prior to the applicable Due Date, provided, further, that (a) the conversion price shall not be lower than $2.00 per HRD Share, subject to adjustment for stock splits, stock dividends and similar recapitalization events; and (b) in the event such conversion price as so adjusted is lower than $2.00 per HRD Share, the installment payable upon such Due Date may not be converted into HRD Shares without written agreement between the Company and the seller.

In order to finance the Acquisition, we also entered into a securities purchase agreement with GPB Debt Holdings II, LLC (“GPB”) at Closing (the “GPB Purchase Agreement”). Pursuant to the GPB Purchase Agreement, we sold and issued to GPB a $5,000,000 principal amount senior secured convertible note (the “GPB Note”), for an aggregate purchase price of $4,900,000 (a 2.0% original issue discount). In addition, Health-Right issued to GPB 3,584,279 HRD Shares (the “GPB Shares”).

The GPB Note, which matures on the third anniversary of Closing (the “Maturity Date”), provides for monthly payments of interest only, which accrues at the rate of 12.75% per annum. In addition, the GPB Note also provides for an annual payment of paid in kind interest at the rate of 3.0% per annum.

The GPB Note (including accrued and unpaid interest) may be prepaid, in whole or in part, so long as a minimum of $500,000 is prepaid each time a repayment is made, at any time prior to the Maturity Date, upon thirty (30) days’ prior written notice; provided, however, that during such notice period, GPB may exercise its conversion rights described below with respect to the portion of the GPB Note to be repaid. Upon a prepayment, in whole or in part, the Company shall pay GPB an additional success fee equal to (a) 2% of any such payment if such payment is paid prior to the first anniversary of Closing; (b) 4% of any such payment if such amount is paid on or after the first anniversary of Closing; and (c) 6% of any such payment if such amount is paid on or after the second anniversary of Closing, but prior to the Maturity Date.

The GPB Note is convertible at any time, in whole or in part, at GPB’s option, into HRD Shares at a conversion price of $0.44 per GPB Share, with customary adjustments for stock splits, stock dividends and other recapitalization events and anti-dilution provisions set forth in the GPB Note, including adjustments in the event the Company sells HRD Shares or HRD Share equivalents at an effective purchase price lower than the conversion price then in effect.

The GPB Note (a) provides for customary affirmative and negative covenants, including restrictions on Health-Right incurring subsequent debt, and (b) contains customary event of default provisions with a default interest rate of the lesser of 17.75% for the cash interest and 8.0% for the paid in-kind interest or the maximum rate permitted by law. Upon the occurrence of an event of default, GPB may require the Company to redeem the GPB Note at 120% of the then outstanding principal balance. The GPB Note is secured by a lien on all of the assets of the Company, including its intellectual property, pursuant to a security agreement entered into between the Company and GPB at Closing (the “Security Agreement”).

The resale of the GPB Shares and the shares issuable upon conversion of the GBP Note are covered by the registration statement of which this prospectus forms a part.

Corporate Information

The Company was incorporated in the state of Florida on October 11, 2011 under the name “Four Plex Partners, Inc.” and changed its name to “Health-Right Discoveries, Inc.” on March 22, 2012.

Our executive offices are located at 18851 NE 29th Avenue, Suite 700, Aventura, Florida 33180 and our telephone number is (305) 705-3247. Our corporate website is www.health-right.com. Information appearing on our corporate website is not part of this report.

Selling Shareholders

In addition to the 3,584,279 GPB Shares and the 11,363,637 shares of our common stock issuable upon conversion of the GPB Note, the registration statement of which this prospectus forms a part covers 5,309,152 shares of our common stock which were previously sold or issued in private transactions to our directors and executive officers, third-party investors and service providers. These shares, of which 3,007,574 shares are held by our directors and executive officers were previously registered for resale by the holders thereof pursuant to the Company’s Registration Statement on Form S-1 (File No. 333-206839), to which Registration Statement, this Registration Statement of which this prospectus is a part, constitutes Post-Effective Amendment No. 1.

The Offering

This prospectus relates to the resale from time to time by the selling shareholders identified in this prospectus of 20,257,068 shares of our common stock, par value $0.001 per share. No shares are being offered for sale by the Company.

Common stock offered by selling shareholders:	20,257,068 shares of common stock, including 11,363.637 shares issuable upon conversion of the GPB Note.

Common stock outstanding as of the date of this prospectus:	22,869,191 shares of common stock (1).

Terms of the Offering:	The selling shareholders will determine when and how they will sell the shares of common stock offered in this prospectus.

Use of proceeds:	We will not receive any proceeds from the sale of the shares of common stock offered by the selling shareholders under this prospectus.

Risk factors:	The common stock offered hereby involves a high degree of risk and should not be purchase by investors who cannot afford the loss of their entire investment.

(1)	Does not include 3,000,000 shares of our common stock reserved for issuance upon the exercise of options granted or options and other equity awards which may subsequently be granted under our 2015 Stock Incentive Plan.

SUMMARY FINANCIAL INFORMATION

The following summary financial data should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and the Consolidated Financial Statements and Notes thereto, included elsewhere in this prospectus.

	For the Years Ended December 31,
Statement Of Operations	2017	2016

Revenues	$2,052,352	$8,959
Cost of Sales	$329,511	$3,251
Other Selling, General and Interest Expenses	$1,931,428	$150,058
Income Tax Benefit	$642,770	$—
Net Income (Loss)	$434,183	$(144,350`	)

	As of December 31,
Balance Sheet Data	2017	2016

Cash	$1,458,942	$18,373
Total Assets	$9,483,169	$18,373
Total Liabilities	$8,884,950	$387,923
Total Shareholders’ Equity (Deficiency)	$598,219	(369,550)

RISK FACTORS

The shares of our common stock being offered for resale by the selling shareholders are highly speculative in nature, involve a high degree of risk and should be purchased only by persons who can afford to lose the entire amount invested in the common stock. Before purchasing any of the shares of common stock, you should carefully consider the following factors relating to our business and prospects. If any of the following risks actually occurs, our business, financial condition or operating results could be materially adversely affected. In such case, you may lose all or part of your investment. You should carefully consider the risks described below and the other information in this process before investing in our common stock.

We have a limited operating history with our current business and our management has limited experience in operating that business.

We have only been engaged in our present business since we completed the Acquisition of CCI and EZRX on September 29 2017. Although post-Acquisition operations resulted in our having net income of $ 434,183 for the year ended December 31, 2017, prior thereto we have not generated significant revenues and have incurred losses in prior years. There can be no assurance that the Company will achieve sustained profitable operations. Moreover, HRD and its management has limited experience in operating the type of business which was acquired in the Acquisition. Such limited experience may adversely affect our ability to operate the operations of CCI and EZRX profitably in the future.

If HRD fails to properly manage its anticipated growth, the Company’s business could suffer.

A significant part of Health-Right’s strategy will be to expand CCI’s and EZRX’s current business operations and expand into new geographic markets, which may place a significant strain on management, as well as on operational and financial resources and systems. To manage growth effectively, the Company will need to maintain a system of management controls, and attract and retain qualified personnel, as well as, develop, train and manage management-level and other employees. Failure to manage our anticipated growth effectively could cause us to over-invest or under-invest in infrastructure, and result in losses or weaknesses in our infrastructure, which could have a material adverse effect on the ability to successfully implement planned growth strategies for HRD, as well as on the Company’s business, results of operations and financial condition.

We are and will be dependent on CCI representatives who third- party are independent contractors to market our services to Practices.

CCI contracts with the CCI Representatives for the purpose of distributing information and raising awareness among providers that may be interested and eligible to participate in one or both of the Programs. CCI Representatives are responsible for promoting the programs in various regions of the country. All of such persons are independent contractors. Accordingly, if we fail to maintain good relationships with our existing CCI Representatives or secure the services of additional CCI Representatives on commercially reasonable terms, our ability to maintain the profitability of existing operations and expand CCI’s business may be harmed, which could materially adversely affect our business, results of operations and financial condition.

If we fail to secure Practices to participate in the Programs or to establish and maintain good relationships with our participating Practices, our business, results of operations and financial condition may be harmed.

The success of CCI’s business is dependent on identifying and securing Practices and other providers to participate in our Programs. If we fail to do so or fail to establish and maintain good relationships with our participating Practices, our business, results of operations and financial condition may be harmed.

If we do not maintain good relationships with the licensed pharmaceutical wholesalers and other vendors we work with, our business, results of operations and financial condition may be harmed.

Practices which participate in our Full-Formulary program must order Oral Medications dispensed in-house from a licensed pharmaceutical wholesaler. Therefore, an important part of our success is dependent upon maintaining good relationships with the licensed pharmaceutical wholesalers and other vendors we work with. If we fail to do so we may be limited in our ability or effectively unable to offer the Full-Formulary program, which would harm our business, results of operations and financial condition

Our business operations are subject to compliance with a significant degree of government regulation and failure to comply with current or future healthcare laws, rules and regulations at both the federal level and in states where we do business could harm our business, results of operations and condition (financial and otherwise).

Our business operations must comply with various healthcare laws, rules and regulations at both the federal level and in states where we do business. These laws, rules and regulations include, among others, those pertaining to confidentiality of patient information, prohibitions against kickbacks, limitations on self-referrals of patients, prohibitions on the corporate practice of medicine, legality of physicians providing in-house dispensing services and the requirement that certain medications be sold and distributed by a licensed pharmaceutical wholesaler. The failure to comply with any of these laws, rules or regulations could result in administrative action taken against the Company, which could harm our business, results of operations and condition (financial and otherwise). In addition, there can be no assurance that in the future, the federal and state governments will not modify existing or adopt and implement new laws, rules or regulations relating to the healthcare industry, which could similarly have a material adverse effect on Health-Right.

The Company will face competition for the services it provides.

There are a number of firms engaged in providing administrative services and billing services to physician Practices that desire to offer in-house dispensing. Some if not all of these competitors may have longer operating histories and greater financial resources than we do. While we believe that we compete favorably based upon price, OTC product availability and customer service, there can be no assurance given that we will successfully do so. If we fail to successfully compete, our business, results of operations and condition (financial and otherwise) may be materially adversely affected.

We may require additional financing to fund expansion of our business.

The Company may require additional financing to fund expansion of the business conducted by CCI and EZRX. There can be no assurance that additional financing will be available to the Company when needed, on favorable terms or otherwise. Moreover, any such additional financing may dilute the equity interests of purchasers of the shares offered hereby. The absence of additional financing, when needed, could cause the Company to delay implementation of its expansion strategy in whole or in part, curtail its business activities and seriously harm the Company and its prospects.

We currently rely on our President and Chief Executive Officer and his loss could have an adverse effect on the Company.

Until we build up our management infrastructure, our success depends upon David Hopkins, our President and Chief Executive Officer, who is our sole executive officer. While we are party to an employment agreement with Mr. Hopkins, we do not have key man insurance in place on his life. Accordingly, the loss of his services would currently have a material adverse effect on the Company.

The Company’s success will be dependent in part upon its ability to attract qualified personnel.

As the Company expands its operations and infrastructure, the Company’s success will be dependent in part upon its ability to attract qualified management, administrative, product development and marketing and sales personnel and consultants. The inability to do so on favorable terms may harm the Company’s business, results of operations and financial condition.

We are and plan to continue to be become subject to the periodic reporting requirements of the Securities Exchange Act of 1934 that requires us to incur audit fees and legal fees in connection with the preparation of such reports. These additional costs could reduce or eliminate our ability to earn a profit.

We are and plan to continue to be required to file periodic reports with the SEC pursuant to the Securities Exchange Act of 1934 (the “Exchange Act”) and the rules and regulations promulgated thereunder. In order to comply with these requirements, our independent registered public accounting firm has to review our financial statements on a quarterly basis and audit our financial statements on an annual basis. Moreover, our legal counsel has to review and assist in the preparation of such reports. The incurrence of such costs are an expense to our operations, may increase as the Company grows and therefore have a negative effect on our ability to meet our overhead requirements and earn a profit. If we cannot provide reliable financial reports or prevent fraud, our business and operating results could be harmed, investors could lose confidence in our reported financial information, and the trading price of our common stock, if a market ever develops, could drop significantly.

Our internal controls are inadequate, which could cause our financial reporting to be unreliable and lead to misinformation being disseminated to the public.

Our management is responsible for establishing and maintaining adequate internal control over financial reporting. As defined in Rule 13a-15(f) under the Exchange Act, internal control over financial reporting is a process designed by, or under the supervision of, the principal executive and principal financial officer and effected by the board of directors, management and other personnel, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles and includes those policies and procedures that:

●	pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of the Company;

●	provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the Company are being made only in accordance with authorizations of management and/or directors of the Company; and

●	provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the Company’s assets that could have a material effect on the financial statements.

Our President and Chief Executive Officer (our Principal Executive, Financial and Accounting Officer) identified the following two material weaknesses that have caused management to conclude that, as of December 31, 2017, our disclosure controls and procedures, and our internal control over financial reporting, were not effective at the reasonable assurance level in that:

 ●       We do not have written documentation of our internal control policies and procedures. Written documentation of key internal controls over financial reporting is a requirement of Section 404 of the Sarbanes-Oxley Act. Management evaluated the impact of our failure to have written documentation of our internal controls and procedures on our assessment of our disclosure controls and procedures and has concluded that the control deficiency that resulted represented a material weakness.

 ●       We do not have sufficient segregation of duties within accounting functions, which is a basic internal control. Due to our size and nature, segregation of all conflicting duties may not always be possible and may not be economically feasible. However, to the extent possible, the initiation of transactions, the custody of assets and the recording of transactions should be performed by separate individuals. Our President and Chief Executive Officer (our Principal Executive, Financial and Accounting Officer), evaluated the impact of our failure to have segregation of duties on our assessment of our disclosure controls and procedures and has concluded that the control deficiency that resulted represented a material weakness.

We are taking additional steps to remedy these material weaknesses. However, we expect to incur additional expenses and diversion of management’s time in order to do so, which may adversely affect our business, results of operations and financial condition. Further effective internal controls, particularly those related to revenue recognition, are necessary for us to produce reliable financial reports and are important to help prevent financial fraud. If we cannot provide reliable financial reports or prevent fraud, our business and operating results could be harmed, investors could lose confidence in our reported financial information, and the trading price of our common stock, if a market ever develops, could drop significantly.

The Jobs Act has reduced the information that the Company is required to disclose, which could adversely affect the price of our common stock.

Under the Jobs Act, the information that the Company is required to disclose has been reduced in a number of ways.

Before the adoption of the Jobs Act, the Company was required to register the common stock under the Exchange Act within 120 days after the last day of the first fiscal year in which the Company had total assets exceeding $1,000,000 and 500 record holders of the common stock; the Jobs Act has changed this requirement such that the Company must register the common stock under the Exchange Act within 120 days after the last day of the first fiscal year in which the Company has total assets exceeding $10,000,000 and 2,000 record holders or 500 record holders who are not “accredited investors.” As a result, the Company is now required to register the common stock under the Exchange Act substantially later than previously.

As a company that had gross revenues of less than $1 billion during the Company’s last fiscal year, the Company is an “emerging growth company,” as defined in the Jobs Act (an “EGC”). The Company will retain that status until the earliest of (a) the last day of the fiscal year which the Company has total annual gross revenues of $1,000,000,000 (as indexed for inflation in the manner set forth in the Jobs Act) or more; (b) the last day of the fiscal year of following the fifth anniversary of the date of the first sale of the common stock pursuant to an effective registration statement under the Securities Act; (c) the date on which the Company has, during the previous three year period, issued more than $1,000,000,000 in non-convertible debt; or (d) the date on which the Company is deemed to be a “large accelerated filer,” as defined in Rule 12b-2 under the Exchange Act or any successor thereto. As an EGC, the Company is relieved from the following:

●	The Company is excluded from Section 404(b) of the Sarbanes-Oxley of 2002 (“Sarbanes-Oxley”), which otherwise would have required the Company’s auditors to attest to and report on the Company’s internal control over financial reporting. The Jobs Act also amended Section 103(a)(3) of Sarbanes-Oxley to provide that (i) any new rules that may be adopted by the Public Company Accounting Oversight Board (“PCAOB”) requiring mandatory audit firm rotation or changes to the auditor’s report to include auditor discussion and analysis (each of which is currently under consideration by the PCAOB) shall not apply to an audit of an EGC; and (ii) any other future rules adopted by the PCAOB will not apply to the Company’s audits unless the SEC determines otherwise.

●	The Jobs Act amended Section 7(a) of the Securities Act to provide that the Company need not present more than two years of audited financial statements in an initial public offering registration statement and in any other registration statement, need not present selected financial data pursuant to Item 301 of Regulation S-K for any period prior to the earliest audited period presented in connection with such initial public offering. In addition, the Company is not required to comply with any new or revised financial accounting standard until such date as a private company (i.e., a company that is not an “issuer” as defined by Section 2(a) of Sarbanes-Oxley) is required to comply with such new or revised accounting standard. Corresponding changes have been made to the Exchange Act, which relates to periodic reporting requirements, which would be applicable if the Company were required to comply with them.

●	As long as the Company is an EGC, the Company may comply with Item 402 of Regulation S-K, which requires extensive quantitative and qualitative disclosure regarding executive compensation, by disclosing the more limited information required of a “smaller reporting company.”

●	In the event that the Company registers the common stock under the Exchange Act as it intends to do, the Jobs Act will also exempt the Company from the following additional compensation-related disclosure provisions that were imposed on U.S. public companies pursuant to the Dodd-Frank Act: (i) the advisory vote on executive compensation required by Section 14A(a) of the Exchange Act; (ii) the requirements of Section 14A(b) of the Exchange Act relating to shareholder advisory votes on “golden parachute” compensation; (iii) the requirements of Section 14(i) of the Exchange Act as to disclosure relating to the relationship between executive compensation and our financial performance; and (iv) the requirement of Section 953(b)(1)of the Dodd-Frank Act, which requires disclosure as to the relationship between the compensation of the Company’s chief executive officer and median employee pay.

Since the Company is not required, among other things, to file reports under Section 13 of the Exchange Act or to comply with the proxy requirements of Section 14 of the Exchange Act until such registration occurs or to comply with certain provisions of Sarbanes-Oxley and the Dodd-Frank Act and certain provisions and reporting requirements of or under the Securities Act and the Exchange Act or to comply with new or revised financial accounting standards as long as the Company is an EGC, and the Company’s officers, directors and 10% shareholders are not required to file reports under Section 16(a) of the Exchange Act until such registration occurs, the Jobs Act has had the effect of reducing the amount of information that the Company and its officers, directors and 10% shareholders are required to provide for the foreseeable future.

As a result of such reduced disclosure, the price for the common stock may be adversely affected, if a market ever develops.

Our Articles of Incorporation and By Laws provide for indemnification of officers and directors at our expense and limit their liability that may result in a major cost to us and hurt the interests of our shareholders because corporate resources may be expended for the benefit of officers and/or directors.

Our Articles of Incorporation and Bylaws provide for the indemnification of our officers and directors. We have been advised that, in the opinion of the SEC, indemnification for liabilities arising under federal securities laws is against public policy as expressed in the Securities Act of 1933 (the “Securities Act”) and is, therefore, unenforceable.

The offering price of the shares has been arbitrarily determined by the Company.

The offering price of the shares has been arbitrarily determined by the Company and bears no relationship to the Company’s assets, book value, potential earnings or any other recognized criterion of value.

Currently, there is no public market for our securities, and we cannot assure you that any public market will ever develop and it is likely to be subject to significant price fluctuations.

Currently, there is no public market for our common stock and our common stock may never be traded on any exchange, or, if traded, a public market may not materialize. Even if we are successful in developing a public market, there may not be enough liquidity in such market to enable shareholders to sell their stock.

Our common stock is unlikely to be followed by any market analysts, and there may be few or no institutions acting as market makers for the common stock. Either of these factors could adversely affect the liquidity and trading price of our common stock. Until our common stock is fully distributed and an orderly market develops in our common stock, if ever, the price at which it trades is likely to fluctuate significantly. Prices for our common stock will be determined in the marketplace and may be influenced by many factors, including the depth and liquidity of the market for shares of our common stock, developments affecting our business, including the impact of the factors referred to elsewhere in these Risk Factors, investor perception of the Company, and general economic and market conditions. No assurances can be given that an orderly or liquid market will ever develop for the shares of our common stock.

If a trading market should develop for our common stock, it is likely that it will initially be deemed to be a “penny stock.” Therefore, trading of our common stock may be restricted by the SEC’s penny stock regulations and FINRA’s sales practice requirements, which may limit a shareholder’s ability to buy and sell our common stock.

In addition to the “penny stock” rules promulgated by the SEC, FINRA has adopted rules that require that in recommending an investment to a customer, a broker-dealer must have reasonable grounds for believing that the investment is suitable for that customer. Prior to recommending speculative low-priced securities to their non-institutional customers, broker-dealers must make reasonable efforts to obtain information about the customer’s financial status, tax status, investment objectives and other information. Under interpretations of these rules, the FINRA believes that there is a high probability that speculative low-priced securities will not be suitable for at least some customers. FINRA’s requirements make it more difficult for broker-dealers to recommend that their customers buy our common stock, which may limit your ability to buy and sell our stock.

The market for penny stocks has experienced numerous frauds and abuses that could adversely impact investors in our stock.

Company management believes that the market for penny stocks has suffered from patterns of fraud and abuse. Such patterns include:

●	Control of the market for the security by one or a few broker-dealers that are often related to a promoter or issuer;

●	Manipulation of prices through prearranged matching of purchases and sales and false and misleading press releases;

●	“Boiler room” practices involving high pressure sales tactics and unrealistic price projections by sales persons;

●	Excessive and undisclosed bid-ask differentials and markups by selling broker-dealers; and

●	Wholesale dumping of the same securities by promoters and broker-dealers after prices have been manipulated to a desired level, along with the inevitable collapse of those prices with consequent investor losses.

Any trading market that may develop for our common stock may be restricted by virtue of state securities “Blue Sky” laws that prohibit trading absent compliance with individual state laws. These restrictions may make it difficult or impossible to sell shares in those states.

There is currently no established public market for our common stock, and there can be no assurance that any established public market will develop in the foreseeable future. Transfer of our common stock may also be restricted under the securities laws and regulations promulgated by various states and foreign jurisdictions, commonly referred to as “blue sky” laws. Absent compliance with such individual state laws, our common stock may not be traded in such jurisdictions. Because the securities being registered hereunder have not been registered for resale under the blue sky laws of any state, the holders of such shares, and persons who desire to purchase them in any trading market that might develop in the future, should be aware that there may be significant state blue sky law restrictions upon the ability of investors to sell the securities and of purchasers to purchase the securities. These restrictions prohibit the secondary trading of our common stock. We currently do not intend to and may not be able to qualify securities for resale in a number of states that do not offer manual exemptions and require shares to be qualified before they can be resold by our shareholders. Accordingly, investors should consider the secondary market for our securities to be a limited one.

Our board of directors has the authority, without shareholder approval, to issue preferred stock with terms that may not be beneficial to common shareholders and with the ability to affect adversely shareholder voting power and perpetuate their control over us.

Our Amended and Restated Articles of Incorporation allows us to issue shares of preferred stock without any vote or further action by our shareholders.  Our board of directors has the authority to fix and determine the relative rights and preferences of preferred stock.  As a result, our board of directors could authorize the issuance of a series of preferred stock that would grant to holders the preferred right to our assets upon liquidation, the right to receive dividend payments before dividends are distributed to the holders of common stock and the right to the redemption of the shares, together with a premium, prior to the redemption of our common stock.

The ability of our executive officers and directors, who are our principal shareholders, to control our business may limit or eliminate minority shareholders’ ability to influence corporate affairs.

Our executive officers and directors, who are our principal shareholders, own and assuming the sale of the shares registered by them hereunder as selling shareholders, will continue to own a majority of our issued and outstanding common stock. Accordingly, they will be able to effectively control the election of directors, as well as all other matters requiring shareholder approval.  The interests of our principal shareholders may differ from the interests of other shareholders with respect to the issuance of shares, business transactions with or sales to other companies, selection of other directors and other business decisions.  The minority shareholders have no way of overriding decisions made by our principal shareholders.  This level of control may also have an adverse impact on the market value of our shares because our principal shareholders may institute or undertake transactions, policies or programs that result in losses may not take any steps to increase our visibility in the financial community and / or may sell sufficient numbers of shares to significantly decrease our price per share.

We do not expect to pay cash dividends in the foreseeable future.

We have never paid cash dividends on our common stock.  We do not expect to pay cash dividends on our common stock at any time in the foreseeable future.  The future payment of dividends directly depends upon our future earnings, capital requirements, financial requirements and other factors that our board of directors will consider.  Since we do not anticipate paying cash dividends on our common stock, return on your investment, if any, will depend solely on an increase, if any, in the market value of our common stock. In addition, the GPB Note restricts the payment of cash dividends on our common stock while any portion of the indebtedness evidenced thereby is outstanding.

Because we are not subject to compliance with rules requiring the adoption of certain corporate governance measures, our shareholders have limited protection against interested director transactions, conflicts of interest and similar matters.

Sarbanes-Oxley, as well as rule changes proposed and enacted by the SEC, the New York Stock Exchange, NYSE American and the Nasdaq Stock Market, as a result of Sarbanes-Oxley, require the implementation of various measures relating to corporate governance.  These measures are designed to enhance the integrity of corporate management and the securities markets and apply to securities that are listed on those exchanges or the Nasdaq Stock Market.  Because we are not presently required to comply with many of the corporate governance provisions and because we chose to avoid incurring the substantial additional costs associated with voluntary compliance, we have not yet adopted these measures.

We do not currently have independent audit or compensation committees.  As a result, directors have the ability, among other things, to determine their own level of compensation.  Until we comply with such corporate governance measures, regardless of whether such compliance is required, the absence of such standards of corporate governance may leave our shareholders without protections against interested director transactions, conflicts of interest, if any, and similar matters and investors may be reluctant to provide us with funds necessary to expand our operations as a result thereof.

We intend to comply with all corporate governance measures relating to director independence as and when required.  However, we may find it very difficult or be unable to attract and retain qualified officers, directors and members of board committees required to provide for our effective management as a result of Sarbanes-Oxley enactment of Sarbanes-Oxley has resulted in a series of rules and regulations by the SEC that increase responsibilities and liabilities of directors and executive officers.  The perceived increased personal risk associated with these changes may make it more costly or deter qualified individuals from accepting these roles.

USE OF PROCEEDS

We will not receive any proceeds from the sale of the common stock offered through this prospectus by the selling shareholders.  We have agreed to bear the expenses (other than any underwriting discounts or commissions or broker’s commissions) in connection with the registration of the common stock being offered hereby by the selling shareholders.

DETERMINATION OF OFFERING PRICE

All shares being offered will be sold by selling shareholders without our involvement, consequently the actual price of the stock will be determined by prevailing market prices at the time of sale or by private transactions negotiated by the selling shareholders.  The offering price will thus be determined by market factors and the independent decisions of the selling shareholders.

DILUTION

The common stock to be sold by the selling shareholders is common stock that is currently issued and outstanding.  Accordingly, there will be no dilution to our existing shareholders.

SELLING SHAREHOLDERS

This prospectus covers the resale from time to time by the selling shareholders identified in the table below of up to 20,257,068 shares of our common stock, consisting of (a) the 3,584,279 GPB Shares issued to GPB in September 2017; (b) 11,363,637 shares issuable upon conversion of the GPB Note issued to GPB in September 2017; and (c) 5,309,152 shares of our common stock, which were previously sold or issued in private transactions to our directors and executive officers, third-party investors and service providers. These shares, of which 3,007,574 shares are held by our directors and executive officers, were previously registered for resale by the holders thereof pursuant to the Company’s Registration Statement on Form S-1 (File No. 333-206839), to which Registration Statement, this Registration Statement of which this prospectus is a part, constitutes Post-Effective Amendment No. 1.  We are registering the shares to permit the selling shareholders and any of their pledgees, donees, transferees, assignees and successors-in-interest to, from time to time, sell any or all of their shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions when and as they deem appropriate in the manner described in “Plan of Distribution.” As of the date of this prospectus, there are 22,869,191 shares of our common stock issued and outstanding.

The following table sets forth, as of the date of this prospectus, the name of each selling shareholder, the number and percentage of shares of our common stock beneficially owned by each selling shareholder prior to the offering for resale of the shares under this prospectus, the number of shares of our common stock beneficially owned by each selling shareholder that may be offered from time to time under this prospectus, and the number and percentage of shares of our common stock beneficially owned by the selling shareholder after the offering of the shares (assuming all of the offered shares are sold by the selling shareholder.

There are no agreements between the Company and any selling shareholder pursuant to which the shares subject to this registration statement were issued.  Other than David Hopkins, our President, Chief Executive Officer and a director and James Pande, a director, none of the selling shareholders ever been an executive officer or director of the Company and other than rendering services in the ordinary course of business, has had a material relationship with us at any time within the past three years.

Beneficial ownership is determined in accordance with the rules of the SEC, and includes any shares of common stock as to which a person has sole or shared voting power or investment power and any shares of common stock which the person has the right to acquire within sixty (60) days through the exercise of any option, warrant or right, through conversion of any security or pursuant to the automatic termination of a power of attorney or revocation of a trust, discretionary account or similar arrangement.

Name of Selling Shareholder	Total Shares Owned by Selling Shareholder		Total Shares to be Registered Pursuant to this Offering		Percentage of Common Stock Before Offering	Number of Shares Owned by Selling Shareholder After Offering

David Hopkins	5,651,010	(1)	1,415,878		24.6%	4,235132

James Pande	5,966,666		1,591,696		24.1%	4,374,970

GPB Debt Holdings, LLC	14,947,916	(2)	14,947,916	(2)	43.7%	-0-

Michael Fabiano	1,000,000		250,000		4.4%	750,000

Zach Hollman(3)	500,000		250,000		2.2%	250,000

Dale S. Bergman(4)	650,000	(4)	200,000		2.6%	250,000

John W. Koelle	400,000		200,000		1.7%	200,000

Charlie Bird(5)	290,000		145,000		1.3%	145,000

Dominic Joseph Lewis(6)	500,000		250,000		2.2%	250,000

Douglas B. Porter (7)	250,000		125,000		1.1%	125,000

Trenton Pande	200,000		100,000		*	100,000

Timothy and Kyle Crotty	200,000		100,000		*	100,000

David Petoskey	200,000		100,000		*	100,000

Julian Cameron(8)	200,000		100,000		*	100,000

Viviana Hammons	150,000		75,000		*	75,000

Robert Brenner	150,000		75,000		*	75,000

Jay Carr	150,000		75,000		*	75,000

Preston J. Fields	100,000		50,000		*	50,000

Brian K. Linstrand	100,000		50,000		*	50,000

Kevin Henderson	100,000		50,000		*	50,000

Joel Mayersohn	50,000		25,000		*	25,000

Mark Purvis	10,000		5,000		*	5,000

Blaine Heckaman(9)	153,156		76,578		*	76,578

*Less than 1%.

(1) (2) (3)

Includes 87,500 shares issuable upon exercise of options held by Mr. Hopkins under our 2015 Incentive Stock Plan.

Includes 11,363,637 shares issuable upon conversion of the GPB Note.

Represents shares held of record by NE1 Design Studios, LLC, of which firm Mr. Holman is a managing member.

(4)	Represents shares held of record by Almeria Group Holdings, LLC, an affiliate of the Company’s legal counsel, of which firm Mr. Bergman is a managing member. Also includes 150,000 shares issuable upon exercise of options held by Mr. Bergman under our 2015 Incentive Stock Plan.
(5)	Represents shares held of record by The Better Image Company, of which firm Mr. Bird is President.
(6)	Includes 50,000 shares purchased by Dr. Lewis for the benefit of his daughter.
(7)	Includes 200,000 shares held of record by William B. Porter Group, of which firm Mr. Porter is President.
(8)	Represents shares held of record by the JA Cameron Revocable Trust, of which trust Mr. Cameron is Trustee.
(9)	Represents shares held of record by Kaufman, Rossin & Company, P.A., of which firm Mr. Heckaman is Managing Principal.

PLAN OF DISTRIBUTION

The selling shareholders and any of their pledgees, donees, transferees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. As there is currently no trading market for our shares, the selling shareholders will offer their shares at $0.50 per share until the Company’s shares are listed for quotation on the OTCQX or the OTCQB tiers of the over-the-counter market operated by the OTC Markets Group or listed on another national securities exchange.  We have applied to FINRA for a trading symbol and as soon as practicable after receipt thereof, we anticipate applying for quotation of our common stock on the OTCQX or the OTCQB tiers of the over-the-counter market operated by OTC Markets Group. Assuming we secure this listing, as to which no assurance can be given, thereafter the shares may be sold these at fixed or negotiated prices.  The selling shareholders may use any one or more of the following methods when selling shares:

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits investors;

●	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

●	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

●	an exchange distribution in accordance with the rules of the applicable exchange;

●	privately negotiated transactions;

●	to cover short sales made after the date that this registration statement is declared effective by the SEC;

●	broker-dealers may agree with the selling shareholders to sell a specified number of such shares at a stipulated price per share;

●	through the distribution of common stock by any selling shareholder to its partners, members or shareholders;

●	any other method permitted pursuant to applicable law; and

●	a combination of any such methods of sale.

Broker-dealers engaged by the selling shareholders may arrange for broker-dealers to participate in sales.  Broker-dealers may receive commissions or discounts the selling shareholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated.  The selling shareholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved.

The selling shareholders may from time to time pledge or grant a security interest in some or all of the shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell shares of common stock from time to time under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of selling shareholders to include the pledgee, transferee or other successors in interest as selling shareholders under this prospectus.

Upon a selling shareholder’s notification to us that any material arrangement has been entered into with a broker-dealer for the sale of such shareholder’s common stock through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, a supplement to this prospectus will be filed, if required, pursuant to Rule 424(b) under the Securities Act disclosing (a) the name of each such selling shareholder and of the participating broker-dealer(s); (b) the number of shares involved; (c) the price at which such shares of common stock were sold; (d) the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable; (e) that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus; and (f) other facts material to the transaction. In addition, upon our being notified in writing by a selling shareholder that a donee or pledgee intends to sell more than 500 shares of common stock, a supplement to this prospectus will be filed if then required in accordance with applicable securities law.

The selling shareholders also may transfer the shares of common stock in other circumstances, in which case the donees, assignees, transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus and may sell the shares of common stock from time to time under this prospectus after we have filed any necessary supplements to this prospectus under Rule 424(b), or other applicable provisions of the Securities Act supplementing or amending the list of selling shareholders to include such donee, assignee, transferee, pledgee, or other successor-in-interest as a selling shareholder under this prospectus.

In the event that the selling shareholders are deemed to be “underwriters,” any broker-dealers or agents that are involved in selling the shares will be deemed to be “underwriters” within the meaning of the Securities Act, in connection with such sales.  In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.  Discounts, concessions, commissions and similar selling expenses, if any, that can be attributed to the sale of the shares of common stock will be paid by the selling shareholder and/or the purchasers.  Each selling shareholder has represented and warranted to us that it acquired the securities subject to this registration statement for his/her own account for investment and not for the benefit of any other person and not with a view to distribute or sell in violation of the Securities Act or any state securities laws or rules and regulations promulgated thereunder.

If a selling shareholder uses this prospectus for any sale of the common stock, it will be subject to the prospectus delivery requirements of the Securities Act.  The selling shareholders will be responsible to comply with the applicable provisions of the Securities Act and the Exchange Act and the rules and regulations thereunder promulgated, including, without limitation, Regulation M, as applicable to such selling shareholders in connection with resales of their respective shares under this registration statement. We are required to pay all fees and expenses incident to the registration of the shares, but we will not receive any proceeds from the sale of the common stock.

BUSINESS

Historical Background

Health-Right was founded as a natural biotech company that seeks to combine science and nutrition to develop branded ingredients, formulations and products that seek to provide a better quality of life for consumers who primarily suffer from stress-induced viruses and diseases. The Company developed a formulation platform by utilizing and scientifically combining various natural ingredients to help positively influence the interrelationship between stress and the immune system. The Company initially applied the formulation platform to H-Plex Defense, its first product an all-natural dietary supplement whose formulation sought to address less than optimal nutrition and nutritional deficiencies to aid persons afflicted with Herpes Simplex Virus 1. Despite test marketing H-Plex Defense through the end of 2014 and positive customer feedback, HRD has been unable to raise sufficient capital to complete development of and commercialize H-Plex Defense.

Accordingly, during 2016, the Company shifted its focus to identifying and exploring various opportunities for growth and revenue generation through the acquisition of other products, technologies or companies in the natural biotech, healthcare, nutraceutical and related fields.

On September 29, 2017, pursuant to a Securities Purchase Agreement dated August 17, 2017, the Company acquired all the outstanding shares of CCI and the outstanding limited liability company interests of EZRX. The combined business conducted by CCI and EZRX offers physicians and medical clinics an ancillary program to treat their patients with topical prescription medicine to manage pain. The program is designed for patients with work related injuries managed under worker compensation claims. The program both delivers the topical medicine to the care provider for sale to the patient, as well as providing the care provider with insurance claim processing services on behalf of the patient. Neither CCI nor EZRX is a compounding pharmacy and neither entity is involved in creating topicals with compounding pharmacies.

The Purchase Price for the Acquisition consisted of (a) the Cash Purchase Price of $6,100,000; and (b) the 1,751,580 “restricted” Acquisition Shares. The Purchase Price was paid at Closing by (a) payment by the Company to the seller of $3,600,000 of the Cash Purchase Price; (b) issuance by the Company to the seller of the Acquisition Shares; and (c) execution and delivery to the seller the CCI Note, a convertible promissory note for the $2,500,000 balance of the Cash Purchase Price.

The CCI Note, which does not bear interest, is payable in five equal annual installments of $500,000 on the first, second, third, fourth and fifth anniversaries of the Closing (each a “Due Date”), which installments will be reduced to $377,400 each (with a corresponding reduction in the Cash Purchase Price), if the business fails to meet certain agreed upon financial targets for the years ending December 31, 2017 and 2018. Upon each Due Date, the seller, at his sole option, may elect to convert the annual installment then due under the Note, into the HRD Shares at a conversion price equal to 50% of “fair market value,” which is defined as the average closing price for the HRD Shares on the principal market on which they are traded during the thirty (30) trading days prior to the applicable Due Date, provided, further, that (a) the conversion price shall not be lower than $2.00 per HRD Share, subject to adjustment for stock splits, stock dividends and similar recapitalization events; and (b) in the event such conversion price as so adjusted is lower than $2.00 per HRD Share, the installment payable upon such Due Date may not be converted into HRD Shares without written agreement between the Company and the seller.

In order to finance the Acquisition, at Closing, we also entered into the GPB Purchase Agreement with. Pursuant to the GPB Purchase Agreement, we sold and issued to GPB the $5,000,000 principal amount senior secured convertible GPB Note for an aggregate purchase price of $4,900,000 (a 2.0% original issue discount). In addition, Health-Right issued to GPB the 3,584,279 HRD Shares constituting the GPB Shares.

The GPB Note, which matures on the third anniversary of Closing (the “Maturity Date”), provides for monthly payments of interest only, which accrues at the rate of 12.75% per annum. In addition, the GPB Note also provides for an annual payment of paid in kind interest at the rate of 3.0% per annum.

The GPB Note (including accrued and unpaid interest) may be prepaid, in whole or in part, so long as a minimum of $500,000 is prepaid each time a repayment is made, at any time prior to the Maturity Date, upon thirty (30) days’ prior written notice; provided, however, that during such notice period, GPB may exercise its conversion rights described below with respect to the portion of the GPB Note to be repaid. Upon a prepayment, in whole or in part, the Company shall pay GPB an additional success fee equal to (a) 2% of any such payment if such payment is paid prior to the first anniversary of Closing; (b) 4% of any such payment if such amount is paid on or after the first anniversary of Closing; and (c) 6% of any such payment if such amount is paid on or after the second anniversary of Closing, but prior to the Maturity Date.

The GPB Note is convertible at any time, in whole or in part, at GPB’s option, into HRD Shares at a conversion price of $0.44 per GPB Share, with customary adjustments for stock splits, stock dividends and other recapitalization events and anti-dilution provisions set forth in the GPB Note, including adjustments in the event the Company sells HRD Shares or HRD Share equivalents at an effective purchase price lower than the conversion price then in effect.

The GPB Note (a) provides for customary affirmative and negative covenants, including restrictions on Health-Right incurring subsequent debt, and (b) contains customary event of default provisions with a default interest rate of the lesser of 17.75% for the cash interest and 8.0% for the paid in-kind interest or the maximum rate permitted by law. Upon the occurrence of an event of default, GPB may require the Company to redeem the GPB Note at 120% of the then outstanding principal balance. The GPB Note is secured by a lien on all of the assets of the Company, including its intellectual property, pursuant to the Security Agreement entered into between the Company and GPB at Closing

Our Business

Overview

HRD, through its subsidiaries, CCI and EZRX, along with a licensed pharmaceutical wholesaler, offer and provide their In-Office Dispensing Services to physician Practices that desire to prescribe and dispense certain pharmaceutical products and medications in the practice’s office to patients receiving treatment for work-related injuries.

CCI offers and provides administrative services and billing services to physician Practices desiring to make certain OTC products and prescription medication available to patients in the physician practice’s office. Each participating Practice is responsible for obtaining and maintaining any necessary and appropriate licenses, permits, or other documentation required to order, receive, store, and dispense OTC Products or Oral Medications in the Practice’s office in accordance with applicable federal and state law. Such services include, but are not limited to, assisting Practices with insurance claim processing, prior authorization, billing and collections, and recordkeeping. CCI offers its services to Practices participating in the OTC Program and the Full-Formulary Program described below. CCI also provides billing and collection services on behalf of EZRX in connection with EZRX’s sales and distribution of OTC Products to Practices participating in the OTC Program.

EZRX offers OTC Products, including non-narcotic topical medications, patches, and creams, to Practices that desire to make such products available to patients in the Practice’s office through participation in the OTC Program. EZRX is not a compounding pharmacy, and neither CCI nor EZRX is involved in creating topicals with compounding pharmacies.

Practices participating in the Full-Formulary Program may order and obtain certain Oral Medications directly from a licensed pharmaceutical wholesaler that oversees and manages the sale and distribution of Oral Medications in connection with the Full-Formulary Program.

OTC Program

The OTC Program allows Practices to order, prescribe, and dispense OTC Products in the Practice’s office to patients receiving treatment for work-related injuries. Practices participating in the OTC Program may purchase the OTC Products directly from EZRX in accordance with the terms and conditions of EZRX’s sales and distribution agreement. The sales and distribution agreement specifies the OTC Products available for purchase from EZRX, product prices, and applicable terms and conditions.

CCI provides and performs administrative and billing services on behalf of participating Practices in accordance with CCI’s billing and collection services agreement. CCI’s services include assistance with insurance claim processing, prior authorization, billing and collections, recordkeeping, and consulting concerning available OTC Products. In exchange for its services, the Practices pay CCI a monthly service fee based on the Practice’s collections from the billing and collection services performed by CCI on behalf of the Practice. The service fee paid to CCI pursuant to the billing and collection services agreement is intended to be consistent with fair market value for the services provided and is not conditioned on any requirement that the parties make referrals to, be in a position to make or influence refers to, or otherwise generate business for the other party.

Full-Formulary Program

The Full-Formulary Program allows Practices to order, prescribe, and dispense certain Oral Medications within the Practice’s office for patients receiving treatment for work-related injuries. Participating Practices may order and receive Oral Medications directly from a pharmaceutical wholesaler that is licensed to distribute prescription medication in more than 40 states. Practices may utilize the Full-Formulary software to order Oral Medications from a licensed pharmaceutical wholesaler, manage inventory, and submit claims for Oral Medications prescribed and dispensed in the Practice’s office. Participation in the Full-Formulary Program is subject to the terms and conditions of a written services agreement between the Practice and the licensed wholesale pharmaceutical distributor.

Program Process

Participating Practices, and their licensed medical practitioners, use their independent professional judgment when: (a) deciding which OTC Products or Oral Medications will be made available for in-office dispensing at any given time or location; and (b) determining whether prescribing and dispensing such medications is medically necessary and appropriate. Each Practice is responsible for ordering, storing, and maintaining the OTC Products and Oral Medications in compliance with applicable state and federal requirements. Neither EZRX nor CCI receive or otherwise accept physical possession or title of Oral Medications ordered, stored, or maintained by the Practices participating in the Full-Formulary Program. When a Practice’s physician or other authorized practitioner (each a “Prescriber”) determines, in his or her professional judgment, that a product or medication is medically appropriate for the treatment of a specific patient, the Prescriber writes a prescription for the medication, dispenses the medication to the patient, and submits the necessary and appropriate documentation for billing purposes. Billing documentation may be submitted directly to CCI or electronically through the Full-Formulary Program software. Generally, participating Practices receive reimbursement for In-Office Dispensing Services pursuant to a fee schedule, in accordance with applicable law and regulations, which is often based on a percentage or multiplier of the average wholesale price (“AWP”) for the drug or ingredient and may include a dispensing fee. For most states with prescription drug fee schedules, the maximum amount reimbursable (“MAR”) generally specified as a multiplier times AWP times the quantity of drugs dispensed, plus a dispensing fee. Multipliers, dispensing fees, and therefore the MAR allowed may vary between and within states according to characteristics of the drug transactions (e.g., brand name vs. generic drugs, pharmacy vs. physician dispensing). AWP multipliers (i.e., the multiple to the AWP) range from 80% to 140%, and dispensing fees generally go from $0 to $12. AWP is the common measure by which third-party payors, governmental or commercial payors, determine pricing for covered drugs or medications.

Each month, the Practice receives the collections for the OTC Products and Oral Medications dispensed in the Practice’s office, less CCI’s administrative service fee set forth in the applicable billing and collection services agreement. As described above, CCI receives the administrative services fee in exchange for the billing and collection services it provides or performs to, or on behalf of, the Practice.

Expansion

The Company’s growth strategy is to expand the current business conducted by CCI and EZRX both in existing markets it serves, as well as well as by entering new markets in states where the provision of in-house dispensing services by Practices is permitted by law.

Sales and Marketing

There are currently 34 states which allow physician dispensing. According to industry sources, U.S. physician dispensing in 2011 totaled $230,000,000 and is expected to grow to over $1 billion by 2019. CCI performs its services for clients in 19 states and has over 100 active clinics.

CCI contracts with individuals to serve as regional managers and company representatives (collectively, “CCI Representatives”) for the purpose of distributing information and raising awareness among providers that may be interested and eligible to participate in one or both of the Programs. CCI Representatives are responsible for promoting the programs in various regions of the country. As described in the written agreements, CCI Representatives are compensated for their services in accordance with the terms and conditions of their independent contractor agreements with CCI.

Competition

Providing administrative services and billing services to physician Practices that desire to make OTC products and prescription medication available to patients in the physician practice’s office is considered a niche market. Even though according to industry sources, physician dispensing in 2011 totaled only $230,000,000, this segment is expected to grow to over $1 billion by 2019, but is still considered small in the healthcare industry.

Competitors in this space include a number of firms that have national, regional and local presences, including:

●	BTW Solutions
●	Doc Rx
●	Proficient Rx
●	Advanced Rx
●	AHCS

Some if not all of these competitors may have longer operating histories and greater financial resources than we do. While we believe that we compete favorably based upon price, OTC product availability and customer service, there can be no assurance given that we will successfully do so. If we fail to successfully compete, our business, results of operations and condition (financial and otherwise) may be materially adversely affected.

Government Regulation

Our business operations must comply with various healthcare laws, rules and regulations at both the federal level and in states where we do business. These laws, rules and regulations include, among others, those pertaining to confidentiality of patient information, prohibitions against kickbacks, limitations on self-referrals of patients, prohibitions on the corporate practice of medicine, legality of physicians providing in-house dispensing services and the requirement that certain medications be sold and distributed by a licensed pharmaceutical wholesaler. The failure to comply with any of these laws, rules or regulations could result in administrative action taken against the Company, which could harm our business, results of operations and condition (financial and otherwise). In addition, there can be no assurance that in the future, the federal and state governments will not modify existing or adopt and implement new laws, rules or regulations relating to the healthcare industry, which could similarly have a material adverse effect on Health-Right.

Each participating Practice is responsible for its own compliance with applicable federal and state law, including obtaining and maintaining any necessary and appropriate licenses, permits, or other documentation required to order, receive, store, and dispense OTC Products or Oral Medications in the Practice’s office.

Employees

We currently employ 14 persons in administrative and other corporate functions. As described above, we currently retain the services of CCI Representatives (consisting of four regional managers and over 30 active sales representatives) on an independent contractor basis, to market our services.

Properties

We do not own any real property.  We currently maintain an office mailing address at 18851 NE 29th Avenue, Suite 700, Aventura, Florida 33180 at nominal cost and pay for the utilization of office and conference space at such location on an as needed basis. We intend to lease office space in South Florida for our corporate headquarters and believe there is an adequate supply of space available for our needs at commercially reasonable cost.

The operations of CCI and EZRX occupy approximately 2,950 square feet of office space located in Rogers, Arkansas. Such space is leased from a non-affiliated party pursuant to a lease expiring on October 31, 2021, at a current monthly rental of $4,544, increasing annually, during the lease term. We believe that this space is adequate for the current operational needs of CCI and EZRX and if additional space is required, such space can be secured at commercially reasonable cost and without undue interruption of our business operations.

Legal Proceedings

Currently there are no legal proceedings pending or threatened against us.  However, from time to time, we may become involved in various lawsuits and legal proceedings which arise in the ordinary course of business.  Litigation is subject to inherent uncertainties, and an adverse result in any such matter may harm our business.

MARKET FOR COMMON EQUITY AND RELATED SHAREHOLDER MATTERS

There is presently no public market for our common stock and there has never been a market for our common stock. We have applied to FINRA for a trading symbol and as soon as practicable after receipt thereof, we anticipate applying for quotation of our common stock on the OTCQX or the OTCQB tiers of the over-the-counter market operated by OTC Markets Group. However, we cannot assure you that our shares will be quoted on any tier of OTC Markets Group or, if quoted, that a public market will develop and if developed, be liquid and be sustained.

A market maker sponsoring a company’s securities is required to obtain a quotation of the securities on any of the public trading markets, including the OTCQX or OTCQB tiers of the over-the- counter market. If we are unable to obtain a market maker for our common stock, we will be unable to develop a trading market for our common stock. We may be unable to locate a market maker that will agree to sponsor our securities. Even if we do locate a market maker, there is no assurance that our securities will be able to meet the requirements for a quotation or that the securities will be accepted for quotation by OTC Markets Group on the OTCQX or OTCQB tiers of the over-the-counter market. Moreover, even if our share are listed for quotation, OTCQX and OTCQB securities are not quoted and traded on the floor of an organized national or regional stock exchange. Instead, securities transactions are conducted through a telephone and computer network connecting dealers in stocks. OTCQX and OTCQB stocks are traditionally smaller companies that do not meet the financial and other listing requirements of a regional or national stock exchange.

Holders

As of the date of this prospectus, we had 22,869,191 shares of common stock issued and outstanding and 40 holders of record of our common stock.

Transfer Agent

VStock Transfer, LLC, Woodmere, New York, is the transfer agent for our common stock.

Dividend Policy

The payment by us of dividends, if any, in the future rests within the discretion of our board of directors and will depend, among other things, upon our earnings, capital requirements and financial condition, as well as other relevant factors.  We have not paid any dividends since our inception and we do not intend to pay any cash dividends in the foreseeable future, but intend to retain all earnings, if any, for use in our business. In addition, the GPB Note restricts the payment of cash dividends on our common stock while any portion of the indebtedness evidenced thereby is outstanding

Rule 144 Shares

Rule 144 under the Securities Act provides that a person who is not an affiliate and has held restricted securities for a prescribed period of at least six months (if the issuer is a reporting company) or twelve (12) months (if the issuer is a non-reporting company, as is the case herein), may, under certain conditions, sell all or any of his shares without volume limitation.  Affiliates, however, may not sell shares in excess of 1% of the Company’s outstanding common stock in any three-month period.  There is no limit on the amount of restricted securities that may be sold by a non-affiliate (i.e., a shareholder who has not been an officer, director or control person for the three months prior to sale) after the restricted securities have been held by the owner for the aforementioned prescribed period of time. All of our remaining 13,975,760 shares of common stock not covered by this prospectus are currently eligible for public sale pursuant to Rule 144

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Results of Operations

Overview

HRD, through its subsidiaries, CCI and EZRX, along with a licensed wholesale pharmaceutical wholesaler offer and provide their respective services to physician practices that desire to offer In-Office Dispensing Services.

CCI offers and provides administrative services and billing services to Practices desiring to make certain OTC products and prescription medication available to patients in the physician practice’s office. Each participating Practice is responsible for obtaining and maintaining any necessary and appropriate licenses, permits, or other documentation required to order, receive, store, and dispense OTC Products or Oral Medications in the Practice’s office in accordance with applicable federal and state law. Such services include, but are not limited to, assisting Practices with insurance claim processing, prior authorization, billing and collections, and recordkeeping. CCI offers its services to Practices participating in the OTC Program and the Full-Formulary Program. CCI also provides billing and collection services on behalf of EZRX in connection with EZRX’s sales and distribution of OTC Products to Practices participating in the OTC Program.

EZRX offers OTC products to Practices that desire to make such products available to patients in the Practice’s office through participation in the OTC Program. EZRX is not a compounding pharmacy, and neither CCI nor EZRX is involved in creating topicals with compounding pharmacies.

Practices participating in the Full-Formulary Program may order and obtain certain Oral Medications directly from a licensed pharmaceutical wholesaler that oversees and manages the sale and distribution of Oral Medications in connection with the Full-Formulary Program.

Year Ended December 31, 2017 Compared to Year Ended December 31, 2016

For the year ended December 31, 2017, we had revenues of $2,052,352, as compared to $8,959 for the year ended December 21, 2016, an increase of $2,043,393. Revenues in 2017 were wholly generated by the operations of CCI and EZRX subsequent to completion of the Acquisition, with 2016 revenues being wholly attributable to trail-off sales of H-Plex Defense. Cost of sales was $329,511 for the year ended December 31, 2017 relating entirely to post-Acquisition operations of CCI and EZRX, as compared to $3,251 for the prior year

General and administrative costs were $1,660,130 for year ended December 31, 2017, as compared to $142,573 for the year ended December 31, 2016. This increase is attributable to the significant expansion of the Company’s operations post-Acquisition. Interest expense was $271,298 for 2017, as compared to $7,485 for 2016. This increase was due in large part to the issuance of notes to the seller and the lender on September 29, 2017, in connection with completing and financing the Acquisition. As a result of the issuance of such notes, it is anticipated that interest expense will increase in future periods.

Income tax benefit for the year ended December 31, 2017 was $642,770 compared to $-0- for the year ended December 31, 2016.

On December 22, 2017, the Tax Cuts and Jobs Act of 2017 (the “Act”) was signed into law, making significant changes to the Internal Revenue Code. Changes include, but are not limited to, a corporate tax rate decrease from 35% to 21% effective for tax years beginning after December 31, 2017, the transition of U.S. international taxation from a worldwide tax system to a territorial system, and a one-time transition tax on the mandatory deemed repatriation of cumulative foreign earnings as of December 31, 2017. The Company has calculated the impact of the Act in the year end income tax provision in accordance with management’s understanding of the Act and guidance available as of the date of this filing and as a result have recorded a $385,913 income tax benefit in the fourth quarter of 2017, the period in which the legislation was enacted. The amount related to the re-measurement of certain deferred tax assets and liabilities, based on the rates at which they are expected to reverse in the future, was $385,913, which reduced the fourth quarter tax expense of $385,913 to a benefit of $642,770.

The Company had net income for the year ended December 31, 2017 of $434,183, as compared to a net loss of $144,350 for the year ended December 31, 2016. The change from net loss in 2016 to net income in 2017, was entirely due to post-Acquisition operations of CCI and EZRX.

Liquidity and Capital Resources

As of December 31, 2017, total assets were $9,483,169, as compared to $18,373 on December 31, 2016, with the significant increase resulting from consummation of the Acquisition on September 29, 2017. Total current liabilities as of December 31, 2017, were $1,827,025, as compared to $387,923 as of December 31, 2016 and as of December 31, 2017, the Company had long-term liabilities of $7,057,925. The increase in the foregoing was in large part due to the issuance of notes to the seller and the lender on September 29, 2017.

Net cash provided by operating activities increased to $254,277 for the year ended December 31, 2017, as compared to net cash used in operating activities of $44,330, resulting from cash generated by the post-Acquisition Operations of CCI and EZRX.

Net cash used in investing activities was $3,518,641 for the year ended December 31, 2017, as compared to $-0- for the year ended December 31, 2016, reflecting payment of the portion of the cash purchase price for the Acquisition which was paid at Closing of the Acquisition and related costs related to the Acquisition.

Net cash provided by financing activities was $4,704,933 for the year ended December 31, 2017, reflecting receipt of the proceeds of the Acquisition financing described below, offset by repayment of $193,662 in shareholder loans. During 2016, net cash provided by financing activities was $60,746, entirely attributable to the principal amount of additional shareholder loans made to the Company during 2016.

Prior to completion of the Acquisition, our primary sources of capital to develop and implement our business plan were private placements of our securities and shareholder loans.

In order to finance the Acquisition, at Closing, we entered into a the GPB Purchase Agreement with GPB, pursuant to which we sold and issued to GPB the $5,000,000 principal amount GPB Note for an aggregate purchase price of $4,900,000 (a 2.0% original issue discount). In addition, Health-Right issued to GPB the 3,584,279 GPB Shares.

The GPB Note, which matures on the Maturity Date (the third anniversary of issuance, provides for monthly payments of interest only, which accrues at the rate of 12.75% per annum. In addition, the GPB Note also provides for an annual payment of paid in kind interest at the rate of 3.0% per annum.

The GPB Note (including accrued and unpaid interest) may be prepaid, in whole or in part, so long as a minimum of $500,000 is prepaid each time a repayment is made, at any time prior to the Maturity Date, upon thirty (30) days’ prior written notice; provided, however, that during such notice period, GPB may exercise its conversion rights described below with respect to the portion of the GPB Note to be repaid. Upon a prepayment, in whole or in part, the Company shall pay GPB an additional success fee equal to (a) 2% of any such payment if such payment is paid prior to the first anniversary of issuance; (b) 4% of any such payment if such amount is paid on or after the first anniversary of issuance; and (c) 6% of any such payment if such amount is paid on or after the second anniversary of issuance, but prior to the Maturity Date.

The GPB Note is convertible at any time, in whole or in part, at GPB’s option, into HRD Shares at a conversion price of $0.44 per GPB Share, with customary adjustments for stock splits, stock dividends and other recapitalization events and anti-dilution provisions set forth in the GPB Note, including adjustments in the event the Company sells HRD Shares or HRD Share equivalents at an effective purchase price lower than the conversion price then in effect.

The GPB Note (a) provides for customary affirmative and negative covenants, including restrictions on Health-Right incurring subsequent debt, and (b) contains customary event of default provisions with a default interest rate of the lesser of 17.75% for the cash interest and 8.0% for the paid in-kind interest or the maximum rate permitted by law. Upon the occurrence of an event of default, GPB may require the Company to redeem the GPB Note at 120% of the then outstanding principal balance. The GPB Note is secured by a lien on all of the assets of the Company, including its intellectual property, pursuant to the Security Agreement entered into between the Company and GPB at Closing.

There can be no assurance that, notwithstanding completion of the Acquisition, that the Company will not require additional financing to achieve sustained profitability. While we believe additional financing will be available to us, if required, there can be no assurance that equity or debt financing will be available on commercially reasonable terms or otherwise, when, as and if needed. Moreover, any such additional financing may dilute the interests of existing shareholders. The absence of additional financing, when needed, could substantially harm the Company, its business, results of operations and condition (financial and otherwise).

Critical Accounting Policies

Revenue Recognition

The Company follows the guidance of the Accounting Standards Codification (“ASC”) Topic 605, “Revenue Recognition”. We record revenue when persuasive evidence of an arrangement exists, product delivery has occurred, the selling price to the customer is fixed or determinable and collectability of the revenue is reasonably assured. The Company has not experienced any significant returns from customers and accordingly, in management’s opinion, no reserve for returns has been provided.

CCI’s revenue results from the consulting services agreements, which included providing services to physicians for billing insurance companies. CCI remits billings to insurance companies on behalf of the physicians, collect the proceeds and remits an agreed upon percentage amount to the physician. The amounts reported as revenue are net of amounts remitted. The Company accounts for this revenue In accordance with Staff Accounting Bulletin (“SAB”) No. 104, which states that the revenue is not earned until the company has been paid by the insurance company at which time it becomes realized or realizable.

EZRX’s revenue from the sale of products are recognized when the sale is consummated and title is transferred.

Intangible Assets

Intangible assets consist primarily of the Tradenames, IP Technologies, Customer list, and a Non-compete agreement resulting from the Acquisition. These intangible assets have finite lives and are amortized over the periods in which they provide benefit. The Company assesses the impairment of long-lived assets, including identifiable intangible assets subject to amortization, whenever significant events or significant changes in circumstances indicate the carrying value may not be recoverable. Intangible assets with indefinite lives, are subject to impairment testing in accordance with accounting standards governing such on an annual basis, or more frequently if an event or change in circumstances indicates that the fair value of a reporting unit has been reduced below its carrying value. See Note 3 for acquisition to the consolidated financial statements for disclosure on intangible assets.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.  Actual results could differ from those estimates.  Significant estimates included deferred revenue, costs incurred related to deferred revenue, the useful lives of property and equipment, the useful lives of intangible assets and accounting for the business combination.

Income Taxes

The Company accounts for income taxes in accordance with ASC 740, Accounting for Income Taxes, as clarified by ASC 740-10, Accounting for Uncertainty in Income Taxes.  Under this method, deferred income taxes are determined based on the estimated future tax effects of differences between the financial statement and tax basis of assets and liabilities given the provisions of enacted tax laws.  Deferred income tax provisions and benefits are based on changes to the assets or liabilities from year to year.  In providing for deferred taxes, the Company considers tax regulations of the jurisdictions in which the Company operates, estimates of future taxable income, and available tax planning strategies.  If tax regulations, operating results or the ability to implement tax-planning strategies vary, adjustments to the carrying value of deferred tax assets and liabilities may be required.  Valuation allowances are recorded related to deferred tax assets based on the “more likely than not” criteria of ASC 740.

ASC 740-10 requires that the Company recognize the financial statement benefit of a tax position only after determining that the relevant tax authority would more likely than not sustain the position following an audit.  For tax positions meeting the “more-likely-than-not” threshold, the amount recognized in the financial statements is the largest benefit that has a greater than 50 percent likelihood of being realized upon ultimate settlement with the relevant tax authority.

Off-Balance Sheet Arrangements

There are no off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that is material to investors.

MANAGEMENT

Directors and Executive Officers

Our directors and executive officers and their respective ages and titles are as follows:

Name	Age	Position(s) and Office(s) Held
David Hopkins	50	President, Chief Executive Officer and Director
James Pande	59	Director

Set forth below is a brief description of the background and business experience of our directors and executive officers.

David Hopkins founded Health-Right in 2011, has served as President and a director since that time and assumed the additional position of Chief Executive Officer in January 2018. From November 2009 until he founded the Company, Mr. Hopkins was a founder and managing member of Envirocare Solutions, LLC, a privately-held technology-driven manufacturer and wholesale distributor of products designed to deliver cold air micro-mist diffusion safely into the environment. In addition, since 2001, Mr. Hopkins has been a principal of Hopkins & Associates, a consulting firm providing turnaround and business development services to various private and public held companies engaged in a variety of industries, ranging from the production and distribution of soft drinks to biotechnology and environmental products. Mr. Hopkins holds a B.S. degree from Carroll University in Wisconsin.

James Pande has served as a director of the Company since its inception in 2011. From 2010 until its sale in 2017, he served as Vice President of Marketing and Sales Aldora Aluminum and Glass Products, based in Miramar, Florida. Prior thereto, he owned Smith Mountain Impact Systems in Miami, Florida, which he built into a respected manufacturer of hurricane impact windows and entrance doors. Mr. Pande holds a bachelor’s degree from the Cornell School of Hotel and Restaurant Management.

As soon as practicable, we intend to seek to expand our board of directors to include additional members, including “independent” directors.

Terms of Office

Our directors are appointed for a one-year term to hold office until the next annual meeting of our shareholders and until a successor is appointed and qualified, or until their removal, resignation, or death.  Executive officers serve at the pleasure of the board of directors.

Board Committees

Our board of directors does not currently have an audit committee, a compensation committee, or a corporate governance committee.  We plan to establish such committees in the near future.

Code of Ethics

We do not currently have a Code of Ethics that applies to employees, including our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions.  We plan to adopt a Code of Ethics in near future.

EXECUTIVE COMPENSATION

 Summary Compensation Table

The table below summarizes all compensation awarded to, earned by, or paid to our President and Chief Executive Officer, who was our sole executive officer for the years ended December 31, 2017 and 2016, including amounts accrued but not paid.

SUMMARY COMPENSATION TABLE

Name and principal position	Year	Salary ($)		Bonus ($)	Stock Awards (#)	Option Awards (#)	Non-Equity Incentive Plan Compensation ($)	Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)		Total ($)
David Hopkins,	2017	82,750	(2)	0	0	0	0	0	7,200	(3)	89,950
President(1)	2016	52,000	(4)	0	0	0	0	0	7,200	(3)	59,200

(1) Mr. Hopkins assumed the additional position of chief Executive Officer in January 2018.

(2) Represents includes $13,000 in salary accrued in 2017.

(3) Represents a $600 monthly car allowance for Mr. Hopkins.

(4) Represents $52,000 in salary accrued but not paid to Mr. Hopkins in 2016.

Employment Agreement

On January 10, 2018, the Company entered into employment agreement with David Hopkins, its President, effective as of January 1, 2018. Pursuant to the employment agreement, Mr. Hopkins assumed the additional position of Chief Executive Officer of HRD. The employment agreement is for an initial term of three (3) and automatically renews for additional three (3) year periods, provided that the Company achieves Adjusted EBITDA (as determined by the Company’s accountants from the audited financial statements included in the Company’s Annual Report on Form 10-K) of $3,500,000 for any calendar year during the initial term and any renewal term.

The employment agreement provides for an initial base salary of $175,000. In the event in any calendar year during the initial term or any renewal term, Health-Right achieves Adjusted EBITDA (as determined by the Company’s accountants from the audited financial statements included in the Company’s Annual Report on Form 10-K) of $3,500,000, Mr. Hopkins’ annual base salary shall automatically increase to $250,000 and in the event in any calendar year during the initial term or any renewal term, the Company achieves Adjusted EBITDA (as determined by the Company’s accountants from the audited financial statements included in the Company’s Annual Report on Form 10-K) of $5,000,000, his annual base salary shall automatically increase to $325,000. Mr. Hopkins will also receive a $600 per month car allowance while the employment agreement is in effect.

In addition to the foregoing, pursuant to the employment agreement, Mr. Hopkins was granted an option to purchase 525,000 shares of HRD common stock under the Company’s 2015 Stock Incentive Plan at an exercise price of $0.35 per share. The option vests in six equal semi-annual installments commencing June 30, 2018, expires ten (10) years from the date of grant and is otherwise subject to the terms of the 2015 Stock Incentive Plan.

The employment agreement also contains customary confidentiality, non-competition and change in control provisions.

Outstanding Equity Awards at Fiscal Year-End Table

The table below summarizes all unexercised options, stock that has not vested, and equity incentive plan awards for our President and Chief Executive Officer, who was our sole executive officer during 2017 outstanding as of December 31, 2017.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END
OPTION AWARDS						STOCK AWARDS
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Shares of Stock That Have Not Vested (#)	Market Value of Shares or Shares of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Shares or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Shares or Other Rights That Have Not Vested (#)
David Hopkins	0	0	0	0	n/a	0	0	0	0

Compensation of Directors Table

The table below summarizes all compensation paid to our directors for our last completed fiscal year.

DIRECTOR COMPENSATION

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Non-Qualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
David Hopkins	0	0	0	0	0	0	0

James Pande	0	0	0	0	0	0	0

Narrative Disclosure to the Director Compensation Table

We currently do not compensate our non-employee directors. When we expand our board of directors, we intend to compensate them with a combination of cash and stock option awards, depending on our financial resources at that time.

2015 Incentive Stock Plan

Our 2015 Incentive Stock Plan provides for equity incentives to be granted to our employees, executive officers or directors or to key advisers or consultants.  Equity incentives may be in the form of stock options with an exercise price not less than the fair market value of the underlying shares as determined pursuant to the 2015 Incentive Stock Plan, restricted stock awards, other stock based awards, or any combination of the foregoing.  The 2015 Incentive Stock Plan is administered by the board of directors.  3,000,000 shares of our common stock are reserved for issuance pursuant to the exercise of awards under the 2015 Incentive Stock Plan.  The number of shares so reserved automatically adjusts upward on January 1 of each year, so that the number of shares covered by the 2015 Incentive Stock Plan is equal to 15% of our issued and outstanding common stock. As of the date of this prospectus, options to purchase 1,226,666 shares at an exercise price of $0.35 per share have been granted and are outstanding..

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of the date of this prospectus, the beneficial ownership of our common stock by each director and executive officer, by each person known by us to beneficially own 5% or more of our common stock and by directors and executive officers as a group.  Unless otherwise stated, the address of the persons set forth in the table is c/o the Company, 18851 NE 29th Avenue, Suite 700, Aventura, Florida 33180.

Names and addresses of beneficial owners	Number of shares of common stock*		Percentage of class (%)

Directors and executive officers:

David Hopkins	5,651,010	(1)	24.6%

James Pande	5,966,666		24.1%

All directors and executive officers as a group (two (2) persons)	11,617,676	(1)	50.6%

Other 5% or greater shareholders:

Burroughs & Partners LLC 50 Buckingham Drive Rogers, AR 72758	1,751,580		7.7%

GPB Debt Holdings, LLC 535 W. 24th Street, 4th Floor New York, New York 10011	14,947,916	(2)	43.7%

* Includes shares issuable within sixty (60) days of the date of this report pursuant to the exercise of options or conversion of notes.

(1)	Includes 87,500 shares issuable upon exercise of options held by Mr. Hopkins under our 2015 Incentive Stock Plan.

(2)	Includes 11,363,637 shares issuable upon conversion of the GPB Note.

The persons named above have full voting and investment power with respect to the shares indicated.  Under the rules of the SEC, a person (or group of persons) is deemed to be a “beneficial owner” of a security if he or she, directly or indirectly, has or shares the power to vote or to direct the voting of such security, or the power to dispose of or to direct the disposition of such security.  Accordingly, more than one person may be deemed to be a beneficial owner of the same security.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Related Party Transactions

Since inception, the Company has relied in large part on loans from James Pande and David Hopkins, its principal shareholders, to fund its operations.

Since inception, Mr. Pande advanced money to help fund the Company’s operations. During the years ended December 31, 2017 and 2016 he advanced amounts aggregating $55,000 and $2,500, respectively. These borrowings bear interest at 3% per annum with no maturity date. During the years ended December 31, 2017 and 2016 interest expense on these borrowings aggregated $1,370 and $1,677, respectively.

Effective July 30, 2015 the Company entered into a secured future advance promissory note with Mr. Pande for a total amount of $75,000. During the years ended December 31, 2017 and 2016, the Company borrowed $0 and $25,000 under this note, respectively. The note bears interest at 7.5% per annum. Interest expense on this note aggregated $4,176 and $6,711 for the years ended December 31, 2017 and 2016, respectively.

All of Mr. Pande’s notes were repaid in full upon completion of the Acquisition.

Since inception, Mr. Hopkins has also advanced money to help fund the Company’s operations. During the years ended December 31, 2017 and 2016, he advanced amounts aggregating $2,900 and $3,050, respectively. These borrowings bear interest at 3% per annum with no maturity date. During the years ended December 31, 2017 and 2016, interest expense on these borrowings aggregated $106 and $30, respectively.

Since inception, Mr. Hopkins advanced money to fund the Company’s operations. In 2013, he converted certain advances and accrued salary into a secured demand promissory note. These borrowings bear interest at 3% per annum with no maturity date. The balance of this loan at December 31, 2017 and 2016 was $0 and $30,903, respectively, and was subordinated to the future advance promissory note issued to Mr. Pande.

Mr. Hopkins also has made loans to the Company through direct charges on his credit card to pay for working capital purposes, which aggregated $33,512 and $31,205 as of December 31, 2017 and 2016, respectively.

All of Mr. Hopkins’ advances were repaid in full upon completion of the Acquisition.

The Company’s board of directors approved a salary to Mr. Hopkins, the Company’s President and Chief Executive Officer, in the amount of $52,000 per annum plus a car allowance of $600 per month. As of October 1, 2017, Mr. Hopkin’s salary increased to $175,000 per annum. As of December 31, 2017 and 2016, the accrued amount aggregated $182,000 and $169,000, respectively.

The Company’s board of directors approved a salary to the Mr. Hopkins, the Company’s President and Chief Executive Officer, in the amount of $52,000 per annum plus a car allowance of $600 per month, which Mr. Hopkins waived from august 2013 to July 2015. As of December 31, 2017 and 2016, the amounts unpaid and accrued amount aggregated $182,000 and $169,000, respectively. The board of directors has authorized the payment of such accrued amount to Mr. Hopkins in quarterly installments of $25,000, commencing with the fourth quarter of 2017.

Review, Approval and Ratification of Related Party Transactions

Given our small size and limited financial resources, we had not adopted formal policies and procedures for the review, approval or ratification of transactions with our executive officers, directors and significant shareholders.  However, we intend that such transactions will, on a going-forward basis, be subject to the review, approval or ratification of our board of directors, or an appropriate committee thereof.

DESCRIPTION OF CAPITAL STOCK

Capital Stock

Our authorized capital stock consists of 100,000,000 shares of common stock, par value $0.001 and 5,000,000 shares of preferred stock, par value $0.001.

Common Stock

As of the date of this prospectus, 22,869,191 shares of common stock are issued as outstanding.  The shares of common stock presently outstanding are fully paid and non-assessable.  Each holder of common stock is entitled to one vote for each share owned on all matters voted upon by shareholders, and a majority vote is required for all actions to be taken by shareholders.  In the event we liquidate, dissolve or wind-up our operations, the holders of the common stock are entitled to share equally and ratably in our assets, if any, remaining after the payment of all our debts and liabilities and the liquidation preference of any shares of preferred stock that may then be outstanding.  The common stock has no preemptive rights, no cumulative voting rights, and no redemption, sinking fund, or conversion provisions.

Holders of common stock are entitled to receive dividends, if and when declared by the board of directors, out of funds legally available for such purpose, subject to the dividend and liquidation rights of any preferred stock that may then be outstanding.

Preferred Stock

Our board of directors has the authority, without further action by the shareholders, to issue shares of preferred stock in one or more series and to fix the rights, preferences and the number of shares constituting any series or the designation of such series.  While our Amended and Restated Articles of Incorporation and bylaws do not contain any provisions that may delay, defer or prevent a change in control, the issuance of preferred stock may have the effect of delaying or preventing a change in control or make removal of our management more difficult. No shares of preferred stock are outstanding as of the date of this prospectus.

LEGAL MATTERS

The validity of the common stock being offered hereby has been passed upon by Gutiérrez Bergman Boulris, PLLC, Coral Gables, Florida.  A limited liability company affiliated with such law firm beneficially owns 500,000 shares of our common stock, 400,000 shares of which is covered by the prospectus forming a part of this Registration Statement A member of the law firm also holds an option to acquire 150,000 shares of our common stock granted under our 2015 Incentive Stock Plan.

EXPERTS

The audited financial statements included in this prospectus and elsewhere in the registration have so been included in reliance upon the report of Paritz and Company, P.A., independent registered public accountants, upon the authority of said firm as experts in accounting and auditing in giving said report.

AVAILABLE INFORMATION

We have filed a registration statement on Form S-1 under the Securities Act with the SEC with respect to the shares of our common stock offered through this prospectus.  This prospectus is filed as a part of that registration statement, but does not contain all of the information contained in the registration statement and exhibits.  Statements made in the registration statement are summaries of the material terms of the referenced contracts, agreements or documents of the company.  We refer you to our registration statement and each exhibit attached to it for a more detailed description of matters involving the company.  You may inspect the registration statement, exhibits and schedules filed with the SEC at the SEC’s principal office in Washington, D.C.  Copies of all or any part of the registration statement may be obtained from the Public Reference Section of the SEC, 100 F Street, N.E. Washington, D.C. 20549.  Please Call the Commission at 1-800-SEC-0330 for further information on the operation of the public reference rooms.  The SEC also maintains a web site at http://www.sec.gov that contains reports, proxy Statements and information regarding registrants that files electronically with the SEC.  Our registration statement and the referenced exhibits can also be found on this site.

DISCLOSURE OF SEC POSITION ON INDEMNIFICATION

FOR SECURITIES ACT LIABILITIES

In accordance with the provisions in our Amended and Restated Articles of Incorporation, we will indemnify an officer, director, or former officer or director, to the full extent permitted by law.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

HEALTH-RIGHT DISCOVERIES, INC.

F-1

Paritz & Company, P.A.	15 Warren Street, Suite 25 Hackensack, New Jersey 07601 (201) 342-7753 Fax: (201) 342-7598 E-Mail: PARITZ@paritz.com

Certified Public Accountants

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of

Health-Right Discoveries, Inc.

Opinion on the Consolidated Financial Statements

We have audited the accompanying consolidated balance sheets of Health-Right Discoveries, Inc. (the Company) as of December 31, 2017 and 2016, and the related consolidated statements of operation, stockholders’ equity, and cash flows for each of the two years in the period ended December 31, 2017, and the related notes (collectively referred to as the consolidated financial statements). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2017 and 2016, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 2017, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Paritz & Company, P.A.

We have served as the Company’s auditor since 2015.

Hackensack, New Jersey
April 17, 2018

F-2

HEALTH-RIGHT DISCOVERIES, INC.

CONSOLIDATED BALANCE SHEETS

DECEMBER 31,

	2017	2016

ASSETS

CURRENT ASSETS:
Cash	$1,458,942	$18,373
Accounts receivable, net	471,112	—
Inventories	32,580	—
Total current assets	1,962,634	18,373

Property and equipment, net	10,592	—
Intangible assets, net	4,196,717	—
Goodwill	3,313,226	—

TOTAL ASSETS	$9,483,169	$18,373

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIENCY)

CURRENT LIABILITIES:
Accounts payable and accrued expenses	$1,346,317	$25,261
Loans payable - related parties	33,512	193,662
Salaries payable - related party	182,000	169,000
Current portion - notes payable, net of discounts of $399,252	265,196	—
Total current liabilities	1,827,025	387,923

LONG-TERM LIABILITIES:
Notes payable, net of discounts of $757,829	6,077,713	—
Deferred tax liability	980,212	—
Total long-term liabilities	7,057,925	—

STOCKHOLDERS’ EQUITY (DEFICIENCY)
Preferred Stock, .001 par value, 5,000,000 shares authorized No shares issued and outstanding December 31, 2017 and 2016	—	—
Common Stock, .001 par value, 100,000,000 shares authorized 22,869,191 and 17,533,332 shares issued and outstanding December 31, 2017 and 2016, respectively	22,869	17,533
Additional Paid in Capital	1,117,967	589,717
Accumulated Deficit	(542,617)	(976,800)
Total stockholders’ equity (deficiency)	598,219	(369,550)

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIENCY)	$9,483,169	$18,373

The accompanying notes are an integral part of these consolidated financial statements

F-3

HEALTH-RIGHT DISCOVERIES, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

FOR THE YEARS ENDED DECEMBER 31,

	2017	2016

Revenue	$2,052,352	$8,959

Cost of Revenue	329,511	3,251

Gross Profit	1,722,841	5,708

COST AND EXPENSES:
General and administrative	1,660,130	142,573
Interest expense - related parties	7,938	6,071
Interest expenses - other	263,360	1,414
Total cost and expenses	1,931,428	150,058

Loss before income tax provision	(208,587)	(144,350)

Income tax benefit	642,770	—

NET INCOME (LOSS)	$434,183	$(144,350)

Income (loss) per common share	$0.02	$(0.01)

Weighted average common shares outstanding - basic and diluted	18,907,756	17,532,236

The accompanying notes are an integral part of these consolidated financial statements.

F-4

HEALTH-RIGHT DISCOVERIES, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE YEARS ENDED DECEMBER 31,

	2017	2016

OPERATING ACTIVITIES:
Net income (loss)	$434,183	$(144,350)
Adjustments to reconcile net loss to net cash (used in) provided by operating activities:
Depreciation expense	575	—
Amortization of intangible assets	116,283	—
Non-cash interest	99,813	—
Stock based compensation	—	40,000
Accrued salary to related party	13,000	39,000
Accrued interest to related parties	—	6,071
Deferred income tax benefit	(642,770)	—
Changes in operating assets and liabilities:
Accounts receivable	136,687	—
Inventories	71,643	2,269
Credit card payable	—	(7,222)
Accounts payable and accrued expenses	24,863	21,715
Accrued interest	—	(1,813)
NET CASH PROVIDED BY (USED IN) OPERATING ACTIVITIES	254,277	(44,330)

INVESTING ACTIVITIES:
Cash paid for Acquisition, net of cash acquired of $81,359	(3,518,641)	—
NET CASH USED IN INVESTING ACTIVITIES	(3,518,641)	—

FINANCING ACTIVITIES:
Proceeds of loan from related parties	33,512	60,746
Repayment of related party loan	(193,662)	—
Proceeds from note payable, net of loan costs	4,865,083	—
NET CASH PROVIDED BY FINANCING ACTIVITIES	4,704,933	60,746

INCREASE IN CASH	1,440,569	16,416

CASH - BEGINNING OF YEAR	18,373	1,957

CASH - END OF YEAR	$1,458,942	$18,373

Supplemental disclosures of cash flow information:
Cash paid for interest	$—	$—

Noncash investing and financing activities:
Debt incurred for acquisition	$2,500,000	$—

The accompanying notes are an integral part of these consolidated financial statements.

HEALTH-RIGHT DISCOVERIES, INC.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY (DEFICIENCY)

			Additional Paid-In Capital	Accumulated Deficit	Total
	------COMMON STOCK------
	Shares	Amount

BALANCE – December 31, 2015	17,133,332	$17,133	$550,117	$(832,450)	$(265,200)

Common stock issued for services	400,000	400	39,600	—	40,000

Net (loss)				(144,350)	(144,350)

BALANCE – December 31, 2016	17,533,332	$17,533	$589,717	$(976,800)	$(369,550)

Shares issued for acquisition	1,751,581	1,752	173,406		175,158

Shares issued in financing arrangement	3,584,278	3,584	354,844		358,428

Net income				434,183	434,183

BALANCE – December 31, 2017	22,869,191	$22,869	$1,117,967	$(542,617)	$598,219

The accompanying notes are an integral part of these consolidated financial statements.

HEALTH-RIGHT DISCOVERIES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 – Business

Health-Right Discoveries, Inc. (“the Company”) was formed under the laws of the State of Florida on October 12, 2011 under the name Four Plex Partners, Inc. and subsequently changed its name to Health-Right Discoveries, Inc. on March 22, 2012. The Company’s primary business is to develop and market an innovative portfolio of both prescription nutritional, OTC monograph and natural products that primarily focus on factors relating to stress-induced conditions and diseases.

On September 29, 2017, the Company acquired all the outstanding common shares of Common Compounds, Inc. (“CCI”) and EzPharmaRx, LLC (“EZ”). The combined business offers physicians and medical clinics an ancillary program to treat their patients with topical prescription medicine to manage pain. The program is designed for patients with work related injuries managed under worker compensation claims. The program both delivers the topical medicine to the care provider for sale to the patient, as well as providing the care provider with insurance claim processing services on behalf of the patient. This is not a compounding pharmacy and neither business is involved in creating topicals with compounding pharmacies.

As of December 31, 2016 the Company disclosed that factors existed that raised substantial doubt about the ability of the Company to continue as a going concern for a reasonable period of time. The Company has evaluated those factors and as a result of the acquisitions of CCI and EZ, those factors have been alleviated due to the positive earnings and cash flow to be generated by the subsidiaries.

NOTE 2 - Summary of Significant Accounting Policies

Use of Estimates

The preparation of the financial statements in conformity with Generally Accepted Accounting Principles (“GAAP”) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the dates of the financial statements and the reported amounts of revenue and expenses during the reporting periods. Actual results could differ from those estimates. Certain of the Company’s estimates could be affected by external conditions, including those unique to its industry, and general economic conditions. It is possible that these external factors could have an effect on the Company’s estimates that could cause actual results to differ from its estimates. The Company re-evaluates all of its accounting estimates at least quarterly based on these conditions and record adjustments when necessary.

Cash

The Company considers all short-term highly liquid investments with an original maturity at the date of purchase of three months or less to be cash equivalents.

Concentration of Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of cash. The Company maintains its principal cash balances in various financial institutions. These balances are insured by the Federal Deposit Insurance Corporation (“FDIC”) up to $250,000. At December 31, 2017 and 2016, $796,652 and $0 were in excess of the FDIC insured limit, respectively.

Accounts Receivable

Accounts receivable are stated at the amount the Company expects to collect from customers. The Company maintains an allowance for doubtful accounts for estimated losses resulting from the inability of its customers to make required payments. Management has determined there is no allowance for doubtful accounts necessary as of December 31, 2017. Management considers the following factors when determining the collectability of specific customer accounts: customer credit-worthiness, past transaction history with the customer, current economic industry trends, and changes in customer payment terms. If the financial condition of the Company’s customers was to deteriorate and adversely affecting their ability to make payments, additional allowances would be required.

Revenue Recognition

The Company follows the guidance of the Accounting Standards Codification (“ASC”) Topic 605, “Revenue Recognition”. We record revenue when persuasive evidence of an arrangement exists, product delivery has occurred, the selling price to the customer is fixed or determinable and collectability of the revenue is reasonably assured. The Company has not experienced any significant returns from customers and accordingly, in management’s opinion, no reserve for returns has been provided.

CCI’s revenue results from the consulting services agreements, which included providing services to physicians for billing insurance companies. CCI remits billings to insurance companies on behalf of the physicians, collect the proceeds and remits an agreed upon percentage amount to the physician. The amounts reported as revenue are net of amounts remitted. The Company accounts for this revenue In accordance with Staff Accounting Bulletin (“SAB”) No. 104, which states that the revenue is not earned until the company has been paid by the insurance company at which time it becomes realized or realizeable.

EZ’s revenue from the sale of products are recognized when the sale is consummated and title is transferred.

Inventories

Inventories, which consist of the Company’s product held for resale, are stated at the lower of cost, determined using the first-in, first-out, or net realizable value. Net realizable value is the estimated selling price, in the ordinary course of business, less estimated costs to complete and dispose of the product.

If the Company identifies excess, obsolete or unsalable items, its inventories are written down to their realizable value in the period in which the impairment is first identified. Shipping and handling costs incurred for inventory purchases and product shipments are recorded in cost of sales in the Company’s statements of operations. During the year ended December 31, 2017, the Company recorded $6,242 loss due to management’s estimation of obsolete inventory.

Property and Equipment

Property and equipment are stated at cost. Expenditures for additions are capitalized, repairs and maintenance are expensed as incurred. Depreciation is provided using the straight-line method over the estimated useful lives of the assets, which are as follows:

	December 31, 2017	December 31, 2016
Machinery and equipment – 7 years	$19,195	$—
Accumulated depreciation	(8,603)	—
Total property and equipment	$10,592	$—

Intangible Assets

Intangible assets consist primarily of the Tradenames, IP Technologies, Customer list, and a Non-compete agreement resulting from the acquisition referred to in Note 3. These intangible assets have finite lives and are amortized over the periods in which they provide benefit. The Company assesses the impairment of long-lived assets, including identifiable intangible assets subject to amortization, whenever significant events or significant changes in circumstances indicate the carrying value may not be recoverable. Intangible assets with indefinite lives, are subject to impairment testing in accordance with accounting standards governing such on an annual basis, or more frequently if an event or change in circumstances indicates that the fair value of a reporting unit has been reduced below its carrying value. See Note 3 for acquisition to the consolidated financial statements for disclosure on intangible assets.

Financial Instruments and Fair Value Measurements

The fair value of a financial instrument represents the amount at which the instrument could be exchanged in a current transaction between willing parties, other than in a forced sale or liquidation. Fair value estimates are made at a specific point in time, based on relevant market information about the financial instrument. These estimates are subjective in nature and involve uncertainties and matters of judgment, and therefore cannot be determined with precision.

Accounting standards define fair value as the price that would be received from selling an asset or paid to transfer a liability in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants at the measurement date. Accounting standards establish a fair value hierarchy which requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value and also establishes the following three levels of inputs that may be used to measure fair value:

Level 1 — quoted prices in active markets for identical assets or liabilities

Level 2 — Inputs other than Level 1 that are observable, either directly or indirectly, such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities

Level 3 — Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities

The following methods and assumptions were used by the Company in estimating fair value disclosures for financial instruments:

●	Cash and cash equivalents, restricted cash, operating lease related receivables, and accounts payable: The amounts reported in the accompanying Consolidated Balance Sheets approximate fair value due to their short-term nature
●	Goodwill, other intangible assets, and long-lived assets held and used: The assets are measured at fair value when there is an indicator of impairment and recorded at fair value only when impairment is recognized or for a business combination. The fair values less costs to sell of long-lived assets or disposal groups held for sale are assessed each reporting period they remain classified as held for sale. Subsequent changes in the held for sale long-lived asset’s or disposal group’s fair value less cost to sell (increase or decrease) are reported as an adjustment to its carrying amount, except that the adjusted carrying amount cannot exceed the carrying amount of the long-lived asset or disposal group at the time it was initially classified as held for sale.

Stock-based compensation

The Company recognizes compensation expense for stock-based compensation in accordance with ASC Topic 718. For employee stock-based awards, the fair value of the award is calculated on the date of grant using the Black-Scholes method for stock options and the quoted price of our common stock for common shares; the expense is recognized over the service period for awards expected to vest. For non-employee stock-based awards, the fair value of the award on the date of grant is calculated in the same manner as employee awards. However, the awards are revalued at the end of each reporting period and the pro rata compensation expense is adjusted accordingly until such time the nonemployee award is fully vested, at which time the total compensation recognized to date equals the fair value of the stock-based award as calculated on the measurement date, which is the date at which the award recipient’s performance is complete. The estimation of stock-based awards that will ultimately vest requires judgment, and to the extent actual results or updated estimates differ from original estimates, such amounts are recorded as a cumulative adjustment in the period estimates are revised.

Advertising

Advertising and marketing expenses are charged to operations as incurred. For the year ended December 31, 2017 and 2016, advertising costs were $252 and $0, respectively.

Income Taxes

The company uses the asset and liability method of accounting for income taxes in accordance with ASC Topic 740, “Income Taxes.” Under this method, income tax expense is recognized for the amount of: (i) taxes payable or refundable for the current year and (ii) deferred tax consequences of temporary differences resulting from matters that have been recognized in an entity’s financial statements or tax returns. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in the results of operations in the period that includes the enactment date. A valuation allowance is provided to reduce the deferred tax assets reported if based on the weight of the available positive and negative evidence, it is more likely than not some portion or all of the deferred tax assets will not be realized.

ASC Topic 740.10.30 clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements and prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. ASC Topic 740.10.40 provides guidance on de-recognition, classification, interest and penalties, accounting in interim periods, disclosure, and transition. The Company has no material uncertain tax positions for any of the reporting periods presented.

Earnings (Loss) Per Share

Basic earnings (loss) per share is computed by dividing net income (loss) by the weighted average number of common shares outstanding for the period. Diluted earnings (loss) per share is computed by dividing net income (loss) by the weighted average number of shares outstanding, noted above.

Accounting for Business Combinations

In accordance with ASC Topic 805, “Business Combinations,” when accounting for business combinations we are required to recognize the assets acquired, liabilities assumed, contractual contingencies, noncontrolling interests and contingent consideration at their fair value as of the acquisition date. These items are recorded on our consolidated balance sheets as of the respective acquisition dates based upon their estimated fair values at such dates. The results of operations of acquired businesses are included in the consolidated statements of income since their respective acquisition dates.

The purchase price allocation process requires management to make significant estimates and assumptions with respect to intangible assets, estimated contingent consideration payments and/or pre-acquisition contingencies, all of which ultimately affect the fair value of goodwill established as of the acquisition date. Goodwill acquired in business combinations is assigned to the reporting unit(s) expected to benefit from the combination as of the acquisition date and is then subsequently tested for impairment at least annually. If the fair value of the net assets acquired exceeds the purchase price consideration, we record a gain on bargain purchase. However, in such a case, before the measurement period closes we perform a reassessment to reconfirm whether we have correctly identified all of the assets acquired and all of the liabilities assumed as of the acquisition date.

As part of our accounting for business combinations we are required to estimate the useful lives of identifiable intangible assets recognized separately from goodwill. The useful life of an intangible asset is the period over which the asset is expected to contribute directly or indirectly to the future cash flows of the acquired business. An intangible asset with a finite useful life shall be amortized; an intangible asset with an indefinite useful life shall not be amortized. We base the estimate of the useful life of an intangible asset on an analysis of all pertinent factors, in particular, all of the following factors with no one factor being more presumptive than the other:

●	The expected use of the asset.
●	The expected useful life of another asset or a group of assets to which the useful life of the intangible asset may relate.
●	Any legal, regulatory, or contractual provisions that may limit the useful life.
●	Our own historical experience in renewing or extending similar arrangements, consistent with our intended use of the asset, regardless of whether those arrangements have explicit renewal or extension provisions.
●	The effects of obsolescence, demand, competition, and other economic factors.
●	The level of maintenance expenditures required to obtain the expected future cash flows from the asset.

If no legal, regulatory, contractual, competitive, economic, or other factors limit the useful life of an intangible asset to the reporting entity, the useful life of the asset shall be considered to be indefinite. The term indefinite does not mean the same as infinite or indeterminate. The useful life of an intangible asset is indefinite if that life extends beyond the foreseeable horizon—that is, there is no foreseeable limit on the period of time over which it is expected to contribute to the cash flows of the acquired business.

Although we believe the assumptions and estimates we have made have been reasonable and appropriate, they are based in part on historical experience and information obtained from the management of the acquired entity and are inherently uncertain. Examples of critical estimates in accounting for acquisitions include but are not limited to:

●	future expected cash flows from sales of products and services and related contracts and agreements;
●	discount and long-term growth rates; and
●	the estimated fair value of the acquisition-related contingent consideration, which is performed using a probability-weighted income approach based upon the forecasted achievement of post-acquisition pre-determined targets;

Recent Accounting Pronouncements

Improvements to Employee Share-Based Payment Accounting

In March 2016, the Financial Accounting Standards Board (“FASB”) issued an accounting standard update that amends several aspects of the accounting for share-based payment transactions, including the income tax consequences, classification within the statement of cash flows, and accounting for forfeitures. The amendments in this accounting standard update were effective for periods beginning after December 15, 2016. The provisions of this accounting standard update did not have an impact on our financial statements.

Simplifying the Goodwill Impairment Test

In January 2017, the FASB issued an accounting standard update that simplifies the subsequent measurement of goodwill by eliminating the second step of the goodwill impairment test. Under the new standard, goodwill impairment should be recognized based on the amount by which the carrying amount of a reporting unit exceeds its fair value, but should not exceed the total amount of goodwill allocated to the reporting unit. The amendments in this accounting standard update are to be applied prospectively and are effective for interim or annual goodwill impairment tests in fiscal years beginning after December 15, 2019, with early adoption permitted for interim or annual goodwill impairment tests performed on testing dates after January 1, 2017. The provisions of this accounting standard update did not have an impact on our financial statements.

Revenue Recognition

In May 2014, the FASB issued an accounting standard update that amends the accounting guidance on revenue recognition. The amendments in this accounting standard update are intended to provide a more robust framework for addressing revenue issues, improve comparability of revenue recognition practices, and improve disclosure requirements. Under the new standard, revenue is recognized when a customer obtains control of promised goods or services and is recognized in an amount that reflects the consideration which the entity expects to receive in exchange for those goods or services. The principles in the standard should be applied using a five-step model that includes 1) identifying the contract(s) with a customer, 2) identifying the performance obligations in the contract, 3) determining the transaction price, 4) allocating the transaction price to the performance obligations in the contract, and 5) recognizing revenue when (or as) the performance obligations are satisfied. The standard also requires disclosure of the nature, amount, timing, and uncertainty of revenue and cash flows arising from contracts with customers. In addition, the standard amends the existing requirements for the recognition of a gain or loss on the transfer of nonfinancial assets that are not in a contract with a customer (for example, sales of real estate) to be consistent with the standard’s guidance on recognition and measurement (including the constraint on revenue). The FASB also subsequently issued several amendments to the standard, including clarification on principal versus agent guidance, identifying performance obligations, and immaterial goods and services in a contract.

This accounting standard update is effective for reporting periods beginning after December 15, 2017. The Company adopted this accounting standard update effective January 1, 2018. The amendments in this accounting standard update must be applied using either of the following transition methods: (i) a full retrospective approach reflecting the application of the standard in each prior reporting period with the option to elect certain practical expedients, or (ii) a modified retrospective approach with the cumulative effect of initially adopting the standard recognized at the date of adoption (which requires additional footnote disclosures). Effective January 1, 2018, the Company adopted the standard using the modified retrospective approach applied only to contracts not completed as of the date of adoption, with no restatement of comparative periods and a cumulative effect adjustment recognized as of the date of adoption.

As part of the implementation process, the Company performed an analysis to identify accounting policies that needed to change and additional disclosures that will be required. The Company considered factors such as customer contracts with unique revenue recognition considerations, the nature and type of goods and services offered, the degree to which contracts include multiple performance obligations or variable consideration, and the pattern in which revenue is currently recognized, among other things. The Company’s two revenue streams, Billing and Sale of Products, were evaluated, and similar performance obligations will result under the new standard as compared with deliverables and separate units of accounting currently identified. Additionally, the Company considered recognition under the new standard and concluded the timing of the Company’s revenue recognition will remain the same. The Company has also evaluated the changes in controls and processes that are necessary to implement the new standard, and no material changes were required.

Accounting for Leases

In February 2016, the FASB issued an accounting standard update that amends the accounting guidance on leases. The intent of this ASU is to increase transparency and comparability among organizations recognizing lease assets and lease liabilities on the balance sheet and disclosing key information about leasing arrangements. Lessors will account for leases using an approach that is substantially equivalent to existing U.S. GAAP for sales-type leases, direct financing leases and operating leases. Unlike current guidance, however, a lease with collectability uncertainties may be classified as a sales-type lease. If collectability of lease payments, plus any amount necessary to satisfy a lessee residual value guarantee, is not probable, lease payments received will be recognized as a deposit liability and the underlying assets will not be derecognized until collectability of the remaining amounts becomes probable. The ASU is effective for interim and annual periods beginning after December 15, 2018, with early adoption permitted, and must be adopted using a modified retrospective approach for leases that exist or are entered into after the beginning of the earliest comparative period in the financial statements. The Company plans to adopt this guidance on January 1, 2019, that standard’s effective date, and is currently in the process of determining the impact that the updated accounting guidance will have on the consolidated financial statements and related disclosures.

Classification of Certain Cash Receipts and Cash Payments

In August 2016, the FASB issued an accounting standard update that provides guidance on the following eight specific cash flow classification issues: (1) debt prepayment or debt extinguishment costs; (2) settlement of zero-coupon debt instruments or other debt instruments with coupon interest rates that are insignificant in relation to the effective interest rate of the borrowing; (3) contingent consideration payments made after a business combination; (4) proceeds from the settlement of insurance claims; (5) proceeds from the settlement of corporate-owned life insurance policies, including bank-owned life insurance policies; (6) distributions received from equity method investees; (7) beneficial interests in securitization transactions; and (8) separately identifiable cash flows and application of the predominance principle. Current GAAP does not include specific guidance on these eight cash flow classification issues. The amendments of this ASU are effective for reporting periods beginning after December 15, 2017, with early adoption permitted. We will adopt this accounting standard update effective January 1, 2018. The provisions of this update will not have a material impact on our consolidated statements of cash flows.

Tax Cuts and Jobs Act

In February 2018, the FASB issued ASU 2018-02, “Income Statement – Reporting Comprehensive Income (Topic 220): Reclassification of Certain Tax Effects from Accumulated Other Comprehensive Income” to address stakeholder concerns about the guidance in current U.S. GAAP that requires deferred tax liabilities and assets to be adjusted for the effect of a change in tax laws or rates with the effect included in income from continuing operations in the reporting period that includes the enactment date. The amendments in this Update allow a reclassification from accumulated other comprehensive income to retained earnings for stranded tax effects resulting from the Tax Cuts and Jobs Act. The Company is currently evaluating the timing, methods and impact of adopting this new standard on the consolidated financial statements.

NOTE 3 – Acquisitions

Health-Right Discoveries, Inc. modified its business plan from building a platform of products in the nutraceutical and dietary supplement space to seeking acquisitions in the healthcare field. HRD identified two target companies for sale that fit their plan going forward of acquiring small, profitable, privately held companies in the healthcare space that generate at least $5 million in revenue and $1 million in EBITDA.

On September 29, 2017, the Company finalized a securities purchase agreement with CCI and EZ to purchase 100% of their outstanding interests for $6.1 million plus 1,751,580 shares of its common stock. The $6.1 million purchase price consists of $3.6 million cash and a $2.5 million 5-year non-interest bearing note, payable at $500,000 per year. Interest on the non-interest bearing note has been imputed using 12.75% interest rate (see Note 5).

In accordance with the acquisition method of accounting, the Company allocated the consideration to the net tangible and identifiable intangible assets based on their estimated fair values which were determined by an independent valuation performed by a third party.

Goodwill represents the excess of the purchase price over the fair value of the underlying net tangible and identifiable intangible assets.

The following table presents the consideration of net assets purchased:

Cash	$3,600,000
1,751,580 shares of common stock issued	175,158
Note payable	2,500,000
Imputed interest	(763,558)
Total Purchase Price	$5,511,600

The assets acquired and liabilities assumed as part of our acquisition were recognized at their fair values as of the effective acquisition date, September 29, 2017, based upon an appraisal from a third party. The following table summarizes the fair values assigned to the assets acquired and liabilities assumed.

Cash	$81,359
Current assets	759,710
Other non-current assets	11,167
Intangible assets	4,313,000
Goodwill	3,313,226
Current liabilities	(1,343,880)
Deferred tax liability	(1,622,982)
Net assets acquired	$5,511,600

Acquisition costs of $410,000 were incurred and expensed for the year December 31, 2017. As part of the acquisition the company recognized deferred tax liabilities of $1,622,982 related to the unamortized identifiable intangible assets acquired in the amount of $4,313,000 using a blended 37.63% tax rate.

The following table provides unaudited pro forma results of operations for the fiscal years ended December 31, 2017 and 2016 as if the acquisitions had been consummated as of the beginning of each period presented. The pro forma results include the effect of certain purchase accounting adjustments, such as the estimated changes in depreciation and amortization expense on the acquired intangible assets. However, pro forma results do not include any anticipated cost savings or other effects of the planned integration of the companies. Accordingly, such amounts are not necessarily indicative of the results if the acquisition has occurred on the dates indicated, or which may occur in the future.

	(Unaudited) Pro Forma Results Year ended December 31,
	2017	2016

Revenues	$7,049,331	$5,114,670
Income before income taxes	$1,271,645	$1,278,467

Fully diluted earnings per share	$0.07	$0.07

NOTE 4 – Intangible Assets

Amortizing Intangible Assets	Estimates Useful Life	Gross Carrying Amount

Customer Lists	10 years	$2,653,000
Tradenames	15 years	377,000
IP Technologies	10 years	819,000
Non-compete	5 years	464,000
		4,313,000
Less: Accumulated Amortization		(116,283)

		$4,196,717

The amortization expense related to the intangible assets was $116,283 and $0 as of December 31, 2017 and 2016, respectively.

NOTE 5 – Notes payable

The Company obtained a secured convertible note with a lender for $5 million. Interest is payable monthly, at 12.75% per annum, the note matures on September 29, 2020. The note can be converted at any time in whole or in part at $0.44 per share. In addition, the lender received 3,584,279 shares of common stock valued at $0.10 per share along with a 2 percent original issue discount. The total amount of the discount is $493,345. The Company had incurred $34,917 in loan costs. Both the discount and loan costs are presented as a reduction of the note payable.

The Company, as part of consideration for the purchase of CCI and EZ, obtained a $2.5 million note payable. The note is non-interest bearing with 5 annual payments of $500,000, matures on September 30, 2022. Interest has been imputed at 12.75% per annum. Upon each annual payment date the holder may elect to convert the annual installment of the principal amount due into shares of common stock at $2 per share.

F-17

	December 31, 2017	2016

Note payable – monthly interest, 12.75% per annum, matures on September 29, 2020	$5,000,000	$—
Less discounts	(452,233)
Note payable – monthly interest, 12.75% per annum, matures on September 30, 2022	2,500,000	—
Less discounts	(704,858)
Subtotal	6,342,909	—
Less: current portion, net of discount $399,252	265,196	—
Long- term portion	$6,077,713	$—

Principal payments on the above notes mature as follows (exclusive of imputed interest):
Year ending December 31:
2018	$265,196	$—
2019	301,057
2020	5,341,766
2021	387,980	—
2022	440,443	—
Thereafter	$6,736,442	$—

NOTE 6 – Related Party

Since inception, the Company has relied in large part on loans from James Pande and David Hopkins, its principal shareholders, to fund its operations.

Mr. Pande and Mr. Hopkins advanced money to help fund the Company’s operations. Interest rates ranged from 2.9% - 7.5%, per annum. The balance due as of December 31, 2017 and 2016 was $0 and $193,662, respectively, including accrued interest. The related party loan balance of $33,512 as of December 31, 2017 represents reimbursed expenses owed to shareholder.

The Company’s board of directors approved a salary to the Company’s president in the amount of $52,000 per annum plus a car allowance of $600 per month. As of December 31, 2017 and 2016 the amount unpaid and accrued amount aggregated is $182,000 and $169,000, respectively.

NOTE 7 – Stockholders’ Equity

The Company has authorized 100,000,000 shares of common stock $.001 par value and 5,000,000 shares of preferred stock $.001 par value.

F-18

During the year ended December 31, 2016, the Company issued 400,000 shares of common stock for services rendered which were valued at $40,000. The Company valued these shares based on the per share price in which unaffiliated investors purchased shares of common stock in the private placement referred to above.

On September 29, 2017, the Company issued 1,751,580 shares of common stock in connection with the acquisition of CCI and EZ (see note 3). Also, on September 29, 2017, the Company issued 3,584,279 shares of its common stock in connection with its $5 million note (see note 5).

NOTE 8 – 2015 Incentive Stock Plan

Our 2015 Incentive Stock Plan provides for equity incentives to be granted to our employees, executive officers or directors or to key advisers or consultants. Equity incentives may be in the form of stock options with an exercise price not less than the fair market value of the underlying shares as determined pursuant to the 2015 Incentive Stock Plan, restricted stock awards, other stock based awards, or any combination of the foregoing. The 2015 Incentive Stock Plan is administered by the board of directors. 3,000,000 shares of our common stock are reserved for issuance pursuant to the exercise of awards under the 2015 Incentive Stock Plan. The number of shares so reserved automatically adjusts upward on January 1 of each year, so that the number of shares covered by the 2015 Incentive Stock Plan is equal to 15% of our issued and outstanding common stock. On May 1, 2017, the Company issued 150,000 stock options from its 2015 Stock Option Incentive Plan for legal services rendered. These options are exercisable at $0.35 per share. The Company determined at the date the options were issued they had no value and did not record an amount for stock based compensation.

NOTE 9 – Income Taxes

The components of income before income taxes and the effect of adjustments to tax computed at the federal statutory rate for the years ended December 31, 2017 and 2016 were as follows:

	2017	2016
Loss before income taxes	$(208,587)	$(144,350)
Computed tax at federal statutory rate of 34%	$(70,920)	$(49,049)
State taxes at 6%, net of federal benefit	(7,571)	(5,240)
Rate change	(385,913)	—
Adjustment to valuation allowance	(178,366)	54,289
Benefit from income taxes	$(642,770)	$—

The benefit from income taxes in the consolidated statements of operations consists of the following:

Year ended December 31,	2017	2016
Current:
Federal	$—	$—
State	—	—
Deferred:
Federal	$(361,203)	$—
State	(103,201)	—
	(464,404)	—
Adjustment to valuation allowance	(178,366)	—
Benefit from income taxes	$(642,770)	$—

F-19

As of December 31, 2017 and 2016, the components of the deferred tax assets and liabilities are as follows:

	As of December 31, 2017 Deferred tax	As of December 31, 2016 Deferred tax
	Assets (Liabilities)	Assets (Liabilities)

Net operating loss carry forward	$152,902	$178,366
Intangible assets	(1,133,114)	—
Valuation allowance	—	(178,366)
Totals	($980,212)	$—

As of December 31, 2017, the Company had approximately $566,304 of federal and state net operating loss carryovers (“NOLs”) which begin to expire in 2031. Utilization of the NOLs may be subject to limitation under the Internal Revenue Code Section 382 should there be a greater than 50% ownership change as determined under regulations.

In assessing the realization of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income and tax planning strategies in making this assessment. In the fourth quarter 2017, the Company released the valuation allowance against its U.S. federal and state deferred tax assets. In making the determination to reverse the valuation allowance against U.S. federal and state deferred tax assets, the Company took into consideration its movement into a cumulative income position due to the acquisition of CCI and EZ (see Note 3) which will generate taxable income into the future, the pro forma adjustment of the acquired entities, and forecasts of future earnings for its business. The Company expects to continue to generate income before taxes in the in future periods.

The Company files U.S. federal and state of Florida and Arkansas tax returns that are subject to audit by tax authorities beginning with the year ended December 31, 2013. The Company’s policy is to classify assessments, if any, for tax and related interest and penalties as tax expense.

F-20

On December 22, 2017, the Tax Cuts and Jobs Act of 2017 (the “Act”) was signed into law, making significant changes to the Internal Revenue Code. Changes include, but are not limited to, a corporate tax rate decrease from 35% to 21% effective for tax years beginning after December 31, 2017, the transition of U.S. international taxation from a worldwide tax system to a territorial system, and a one-time transition tax on the mandatory deemed repatriation of cumulative foreign earnings as of December 31, 2017. The Company has calculated the impact of the Act in the year end income tax provision in accordance with management’s understanding of the Act and guidance available as of the date of this filing and as a result have recorded a $385,913 income tax benefit in the fourth quarter of 2017, the period in which the legislation was enacted. The amount related to the re-measurement of certain deferred tax assets and liabilities, based on the rates at which they are expected to reverse in the future, was $385,913, which reduced the fourth quarter tax expense of $385,913 to a benefit of $642,770.

On December 22, 2017, Staff Accounting Bulletin No. 118 (“SAB 118”) was issued to address the application of US GAAP in situations when a registrant does not have the necessary information available, prepared, or analyzed (including computations) in reasonable detail to complete the accounting for certain income tax effects of the Tax Act. The deferred tax expense recorded in connection with the remeasurement of deferred tax assets is a provisional amount and a reasonable estimate at December 31, 2017 based upon the best information currently available. The ultimate impact may differ from these provisional amounts, possibly materially, due to, among other things, additional analysis, changes in interpretations and assumptions the Company has made, additional regulatory guidance that may be issued, and actions the Company may take as a result of the Tax Act. Any subsequent adjustment to these amounts will be recorded to current tax expense in the quarter of 2018 when the analysis is complete. The accounting is expected to be complete when the 2017 U.S. corporate income tax return is filed in 2018.

NOTE 10 – Business Segment Information

As of September 29, 2017, the Company operated in two reportable segments (ancillary program and prescription medicine) supported by a corporate group which conducts activities that are non-segment specific. The following table present selected financial information about the Company’s reportable segments for the years ended December 31, 2017.

For the year ended December 31, 2017	Consolidated	Ancillary Program	Prescription Medicine	Corporate
Revenues	$2,052,352	$1,599,652	$452,700	$—

Cost of Revenue	329,511	—	329,511	—

Long-lived assets	7,520,535	6,471,356	1,049,179	—

Income (loss) before income tax	(208,587)	683,964	110,415	(1,002,966)

Identifiable assets	4,207,309	3,158,130	1,049,179	—

Depreciation and amortization	119,768	575	—	119,193

NOTE 11 – Commitments, Contingencies, Guarantees and Indemnities

Future minimum payments under operating lease agreements are as follows:

Years Ending December 31,
2018	$55,763
2019	56,444
2020	58,138
2021	49,653
Total	$219,998

F-21

NOTE 12 – Subsequent Events

The Company has evaluated subsequent events through the date that the financial statements were issued and determined that there were subsequent events requiring adjustment to or disclosure in the financial statements.

On January 10, 2018, the Company entered into employment agreement with David Hopkins, its President, effective as of January 1, 2018 (the “Effective Date”). Pursuant to the employment agreement, Mr. Hopkins assumed the additional position of Chief Executive Officer of the Company. The employment agreement is for an initial term of three (3) and automatically renews for additional three (3) year periods, provided that the Company achieves Adjusted EBITDA (as defined) of $3,500,000 for any calendar year during the initial term and any renewal term.

The employment agreement provides for an initial base salary of $175,000. In the event in any calendar year during the initial term or any renewal term, Health-Right achieves Adjusted EBITDA of $3,500,000, Mr. Hopkins’ annual base salary shall automatically increase to $250,000 and in the event in any calendar year during the initial term or any renewal term, the Company achieves Adjusted EBITDA of $5,000,000, his annual base salary shall automatically increase to $325,000. Mr. Hopkins will also receive a $600 per month car allowance while the employment agreement is in effect.

In addition to the foregoing, pursuant to the employment agreement, Mr. Hopkins was granted an option to purchase 525,000 shares of HRD common stock under the Company’s 2015 Stock Incentive Plan (the “Incentive Plan”) at an exercise price of $0.35 per share. The option vests in six equal semi-annual installments commencing June 30, 2018, expires the ten (10) years from the date of grant and is otherwise subject to the terms of the Incentive Plan.

F-22

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

Registration Fees	$931
Transfer Agent Fees	$1,000
Accounting Fees and Expenses	$2,500
Legal Fees and Expenses	$15,000
Miscellaneous Fees and Expenses	$1,069
Total	$20,500

All amounts are estimates other than the SEC’s registration fee.  We are paying all expenses of the offering listed above.  No portion of these expenses will be borne by the selling shareholders.  The selling shareholders, however, will pay any other expenses incurred in selling their common stock, including any brokerage commissions or costs of sale.

ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

Our Amended and Restated Articles of Incorporation and bylaws provide for indemnification of our officers and directors to the fullest extent permitted by the Florida Business Corporation Act.

ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES

During the past three years, we effected the following transactions in reliance upon exemptions from registration under the Securities Act, as amended:

(a)          During the three months ended March 31, 2016, we issued 300,000 shares of our common stock to a consultant as consideration for consulting services valued at $30,000 and 100,000 shares to a law firm as consideration for legal services valued at $10,000.

(b)          On September 29, 2017, as part of the payment price for the Acquisition by HRD of 100% of the equity ownership of CCI and EZRX, we issued to the sole owner of such entities (i) 1,751,180 shares of our common stock and (ii) the CCI Note in the principal amount of $2,500,000. The CCI Note, which does not bear interest, is payable in five equal annual installments of $500,000 on the first, second, third, fourth and fifth anniversaries of the of closing of the Acquisition (each a “Due Date”), which installments will be reduced to $377,400 each (with a corresponding reduction in the Cash Purchase Price), if CCI fails to meet certain agreed upon financial targets for the years ending December 31, 2017 and 2018. Upon each Due Date, the holder, at his sole option, may elect to convert the annual installment then due under the CCI Note, into shares of our common stock (at a conversion price equal to 50% of “fair market value,” which is be defined as the average closing price for our shares on the principal market on which they are traded during the thirty (30) trading days prior to the applicable Due Date, provided, further, that (A) the conversion price shall not be lower than $2.00 per share, subject to adjustment for stock splits, stock dividends and similar recapitalization events; and (B) in the event such conversion price as so adjusted is lower than $2.00 per share, the installment payable upon such Due Date may not be converted into shares of our common stock without written agreement between the Company and the holder of the CCI Note

(c)          On September 29, 2017, in connection with the financing of the Acquisition of 100% of the equity ownership of CCI and EZRX, we issued to GPB (i) 3,584,279 shares of our common stock; (b) the $5.0 million principal amount GPB Note, which is convertible at the option of GPB at any time prior to maturity of the GPB Note on September 29, 2010, into shares of our common stock at a conversion price of $0.44 per share (subject to adjustment for stock splits, stock dividends and similar recapitalization events).

All of the foregoing securities were issued in accordance with the exemption from registration pursuant to Section 4(a) (2) promulgated under the Securities Act and/or Regulation D promulgated thereunder, as amended, as the persons receiving such shares having provided the Company with appropriate investment representations.

35

ITEM 16.  EXHIBITS

Exhibit Number	Description

3.1(i)	Amended and Restated Articles of Incorporation(1)

3.2	By-Laws(1)

5.1	Opinion of Gutiérrez Bergman Boulris, PLLC(2)

10.1	2015 Stock Incentive Plan(1)*

10.2	Securities Purchase Agreement (3)

10.3	CCI Note(4)

10.4	GPB Purchase Agreement(4)

10.5	GPB Note(4)

10.6	Employment Agreement with David Hopkins(5)*

21.1	Subsidiaries of Registrant(6)

23-1	Consent of Paritz and Company, P.A.(6)

23.2	Consent of Gutiérrez Bergman Boulris, PLLC (Included in Exhibit 5.1)(2)

24	Power of Attorney (included in signature page to this registration statement)

(1)	Filed as an Exhibit to the registrant’s Registration Statement on Form S-1 (File No. 333-206839) and incorporated herein by reference.
(2)	To be filed by amendment.
(3)	Filed as to the registrant’s Current Report on Form 8-K dated September 5, 2017 and incorporated herein by reference.
(4)	Filed as to the registrant’s Current Report on Form 8-K dated September 29, 2017 and incorporated herein by reference.
(5)	Filed as to the registrant’s Current Report on Form 8-K dated January 12, 2018 and incorporated herein by reference.
(6)	Filed herewith.

*Management incentive or compensation plan.

36

ITEM 17.  UNDERTAKINGS

The undersigned registrant hereby undertakes:

1.              To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement;

(a)           to include any prospectus required by Section 10(a) (3) of the Securities Act of 1933;

(b)           to reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement; and Notwithstanding the forgoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation From the low or high end of the estimated maximum offering range may be reflected in the form of prospects filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in the volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.; and

(c)           to include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in the registration statement.

2.            That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.            To remove from registration by means of a post-effective amendment any of the securities being registered hereby which remain unsold at the termination of the offering.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons pursuant to the provisions above, or otherwise, we been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933, and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities, other than the payment by us of expenses incurred or paid by one of our directors, officers, or controlling persons in the successful defense of any action, suit or proceeding, is asserted by one of our directors, officers, or controlling persons in connection with the securities being registered, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification is against public policy as expressed in the Securities Act of 1933, and we will be governed by the final adjudication of such issue.

Each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B of the Securities Act or other than prospectuses filed in reliance on Rule 430A of the Securities Act, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness.  Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

37

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-1 and authorized this registration statement to be signed on its behalf by the undersigned, in Aventura, Florida, on May 8, 2018.

HEALTH-RIGHT DISCOVERIES, INC.

By:	/s/ David Hopkins
David Hopkins, President and Chief Executive Officer
(Principal Executive, Financial and Accounting Officer)

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints David Hopkins as a true and lawful attorney-in-fact and agent, with full power of substitution and re-substitution, for each of them and in each name, place and stead, in any and all capacities, to sign any and all pre- or post-effective amendments to this registration statement, and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as each might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his substitute, may lawfully do or cause to be done by virtue hereof.  In accordance with the requirements of the Securities Act of 1933, as amended, this registration statement was signed by the following person in the capacities and on the dates stated.

Signatures		Title(s)	Date

By:	/s/ David Hopkins	President, Chief Executive Officer and Director	May 8, 2018
	David Hopkins	(Principal Executive, Financial and Accounting Officer)

By:	/s/ James Pande	Director	May 8, 2018
James Pande

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